THIRD QUARTER 1999


FIRST UNION
CORPORATION
AND SUBSIDIARIES

MANAGEMENT'S ANALYSIS
OF OPERATIONS

QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 1999

DIVIDEND GROWTH
CURRENT DIVIDEND ANNUALIZED
(IN DOLLARS)
(A line chart appears here. See the table for plot points.)

  78      79     80     81     82      83     84     85     86      87     88     89     90     91      92     93     94     95
 0.145  0.155  0.165   0.18    0.20  0.225  0.245   0.29   0.325  0.385   0.43   0.50   0.54    0.56   0.64   0.75   0.86    0.98

  96     97     98      Current
 1.10   1.22   1.58     1.88

FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 1999
TABLE OF CONTENTS

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                                                                                          PAGE
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
Financial Highlights                                                                         1

Management's Analysis of Operations                                                          2

Consolidated Summaries of Income, Per Share, Balance Sheet and Other Data                  T-1

Merger-Related and Restructuring Charges                                                   T-2

Business Segments                                                                          T-3

Selected Performance, Dividend Payout and Other Ratios                                    T-11

Loans - On-Balance Sheet and Managed Portfolio                                            T-11

Interest-Only and Residual Certificates                                                   T-12

Allowance for Loan Losses and Nonperforming Assets                                        T-13

Intangible Assets                                                                         T-14

Deposits                                                                                  T-14

Time Deposits in Amounts of $100,000 or More                                              T-14

Long-Term Debt                                                                            T-15

Changes in Stockholders' Equity                                                           T-17

Capital Ratios                                                                            T-18

Unrealized Gains (Losses) in Certain Financial Instruments                                T-19

Securities Available for Sale                                                             T-20

Investment Securities                                                                     T-21

Off-Balance Sheet Derivative Financial Instruments                                        T-22

Off-Balance Sheet Derivatives - Expected Maturities                                       T-24

Off-Balance Sheet Derivatives Activity                                                    T-24

Net Interest Income Summaries
  Five Quarters Ended September 30, 1999                                                  T-25

  Nine Months Ended September 30, 1999 and 1998                                           T-27

Consolidated Balance Sheets                                                               T-28

Consolidated Statements of Income
  Five Quarters Ended September 30, 1999                                                  T-29

  Nine Months Ended September 30, 1999 and 1998                                           T-30

Consolidated Statements of Cash Flows                                                     T-31


FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                    THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,                 SEPTEMBER 30,
                                                                          ----------------------------  ----------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                     1999           1998             1999           1998
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
Net income before merger-related and restructuring
  charges (Operating earnings)                                         $          802          1,011            2,640          2,703
After tax merger-related and restructuring charges                                  -             16              259            669
------------------------------------------------------------------------------------------------------------------------------------
Net income after merger-related and restructuring charges              $          802            995            2,381          2,034
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Diluted earnings
  Net income before merger-related and restructuring charges           $         0.84           1.02             2.74           2.77
  Net income after merger-related and restructuring charges                      0.84           1.01             2.47           2.08
Basic earnings
  Net income before merger-related and restructuring charges                     0.84           1.03             2.76           2.80
  Net income after merger-related and restructuring charges                      0.84           1.02             2.49           2.11
Cash dividends                                                                   0.47           0.42             1.41           1.16
Book value                                                                      16.62          17.54            16.62          17.54
Period-end price                                                       $       35.625        51.1875           35.625        51.1875
Dividend payout ratio (Based on operating earnings)                             55.95 %        41.18            51.46          41.03
Average shares (In thousands)
  Diluted                                                                     953,964        993,208          961,165        976,826
  Basic                                                                       946,802        981,659          953,728        965,506
Actual shares (In thousands)                                                  958,440        990,373          958,440        990,373
------------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges
  Return on average assets (a)                                                   1.39 %         1.75             1.56           1.64
  Return on average stockholders' equity (a) (b)                                19.91          22.99            21.74          22.43
  Overhead efficiency ratio (c)                                                 57.91          51.48            57.07          54.22
Net charge-offs as a percentage of
  average loans, net (a)                                                         0.53           0.55             0.52           0.47
Nonperforming assets to loans, net, and foreclosed properties                    0.77           0.61             0.77           0.61
Net interest margin (a)                                                          3.82 %         3.74             3.81           3.86
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CASH EARNINGS (Excluding other
  intangible amortization)
  Before merger-related and restructuring charges
    Net income                                                         $          881          1,074            2,880          2,890
    Diluted earnings per share                                         $         0.92           1.09             2.99           2.96
    Return on average tangible assets (a)                                        1.56 %         1.90             1.74           1.79
    Return on average tangible stockholders' equity (a) (b)                     31.52          34.58            34.10          31.22
    Overhead efficiency ratio (c)                                               55.07 %        48.79            54.40          51.78
------------------------------------------------------------------------------------------------------------------------------------
PERIOD-END BALANCE SHEET DATA
Securities available for sale                                                                             $    48,695         38,052
Investment securities                                                                                           1,760          2,121
Loans, net of unearned income                                                                                 135,033        135,689
Earning assets                                                                                                208,502        204,947
Total assets                                                                                                  234,823        234,580
Noninterest-bearing deposits                                                                                   28,737         30,504
Interest-bearing deposits                                                                                     105,166        104,024
Long-term debt                                                                                                 31,910         18,776
Stockholders' equity                                                                                     $     15,928         17,370
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
(a)   Annualized.
(b) Includes average net unrealized gains or losses on debt and equity securities. Amounts presented for 1998 have been restated to conform to amounts presented for 1999.
(c) The overhead efficiency ratio is equal to noninterest expense divided by the sum of tax-equivalent net interest income and fee and other income.

MANAGEMENT'S ANALYSIS OF OPERATIONS

       The following discussion and other portions of this Financial Supplement contain various forward-looking statements. Please refer to our 1999 Third Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

EARNINGS HIGHLIGHTS
       First Union's operating earnings in the first nine months of 1999 were $2.6 billion, or $2.74 per share, compared with operating earnings of $2.7 billion in the first nine months of 1998, or $2.77 per share. The 1999 results include nonrecurring gains amounting to 20 cents related to the sale of First Union's interest in Electronic Payment Services, Inc. in the first quarter and the sale of net assets associated with our factoring business in the second quarter. Operating earnings exclude merger-related and restructuring charges. After merger-related and restructuring charges, net income in the first nine months of 1999 was $2.4 billion, or $2.47 per share, compared with $2.0 billion, or $2.08 per share, in the first nine months of 1998.

       Third quarter 1999 operating earnings were $802 million, or 84 cents per share, compared with operating earnings of $1.0 billion, or $1.02 per share in the third quarter of 1998. The third quarter of 1999 included no merger-related and restructuring charges. These charges in the third quarter of 1998 were $16 million after-tax.

       Operating earnings in the first nine months of 1999 represent a return on average stockholders' equity of 21.74 percent and a return on average assets of
1.56 percent.

       Key factors in the first nine months of 1999 compared with the first nine months of 1998 include:

o Fee and other income of $5.2 billion, excluding portfolio securities transactions, compared with $4.4 billion in the first nine months of 1998.

o          Tax-equivalent net interest income of $5.6 billion in both periods.
           Average loan balances increased modestly.

o An increase in noninterest expense, excluding merger-related and restructuring charges, to $6.1 billion from $5.6 billion in the first nine months of 1998. Expense growth for the full year 1999 is expected to be approximately 3 percent, excluding merger-related and restructuring charges and the impact of the EVEREN Capital Corporation acquisition and adjusting for The Money Store. Noninterest expense in the first nine months of 1999 reflects the impact of staff reductions that were part of a restructuring plan announced in March 1999, offset by expenses related to the purchase accounting acquisition of The Money Store Inc. on June 30, 1998.

o Annualized net charge-offs of 0.52 percent of average net loans, compared with 0.47 percent a year ago. Nonperforming assets as a percentage of net loans and foreclosed properties were 0.77 percent in the first nine months of 1999 compared with 0.61 percent in the first nine months of 1998.

OUTLOOK

       For several years we have stated our goal of creating a new kind of financial services company - one that operates about 50 percent as a banking business and 50 percent as a securities business. To that end, since 1994 we have applied our resources toward building investment banking, brokerage and asset management capabilities. Since 1996 we also have transformed the traditional banking side of our business with a multi-channel distribution strategy, an innovative product array and a focused sales culture. We have invested in advanced technology to serve our customers more effectively through our financial centers, brokerage offices, First Union Direct (our centralized sales and service call centers), and the Internet. In the third quarter of 1999, we organized our capital markets and capital management businesses under one name, First Union Securities. Our commercial and consumer products as delivered through our state delivery channels are organized under our General Bank. The General Bank's deposit and lending products are sold in our financial centers along with nontraditional financial products, enabling extensive cross-sell opportunities for the corporate products and services offered by First Union Securities and the mortgage loans, home equity loans and other personal finance products offered by our specialty consumer areas.

       The transformation to the new business model has resulted in significant changes to allow our customers many choices in how, when and where they do business with us. In this significant undertaking, we have simultaneously transformed our branch delivery system to the new business model while integrating CoreStates Financial Corp, a pooling of interests merger, which was consummated in April 1998 and consolidated in November 1998. Through extensive training, the addition of staff at high volume offices, specific plans to maintain higher sales and service staffing levels, enhancements to key business processes, adjustments to our business model and a revitalized focus on service delivery, we have improved results in our retail branch network. We are seeing encouraging trends in the performance measurements we use for evaluating service quality, new product sales volumes and the economic contribution of new product sales. While the transformation to the new business model poses some short-term risk to earnings, we believe that the failure to replace the traditional bank model poses greater long-term risks.

       The high-growth securities businesses in which we have invested have resulted in a growing proportion of our revenue coming from fee-producing businesses. In the first nine months of 1999, 48 percent of our revenues came from fee and other income, excluding portfolio securities transactions, compared with 44 percent in the first nine months of 1998.

       At the same time that we are investing to increase revenues over the long term, we are implementing a more disciplined approach to expense management by reducing our cost structure and by streamlining operations. We announced a restructuring plan in March 1999 designed to produce pre-tax cost savings of approximately $400 million for 1999. Operating expenses for the year (excluding merger-related and restructuring charges, the anticipated effect of EVEREN, and adjusting for The Money Store) are estimated to be approximately $8.2 billion, or 3 percent higher than in 1998.

       Following a strategic review and analysis, we announced in May 1999 that we estimate 1999 earnings will be in the range of $3.3 billion to $3.4 billion, or $3.40 to $3.50 per share. This outlook excludes nonrecurring gains amounting to 20 cents related to the sale of First Union's interest in Electronic Payment Services, Inc., and the sale of net assets associated with our factoring business. It also excludes merger-related and restructuring charges. The earnings outlook was revised from an earlier goal of approximately $4.00 per share largely as a result of the impact of the significant transformation under way in our business model.

       The IMPACT OF YEAR 2000 section provides information about First Union's initiatives related to Year 2000 readiness and to expenses associated with these initiatives. The ACCOUNTING AND REGULATORY MATTERS section provides more information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

MERGER AND CONSOLIDATION ACTIVITY

       On October 1, 1999, we completed the acquisition of EVEREN Capital Corporation, a full-service brokerage and asset management firm based in Chicago, Illinois. This transaction provides First Union with a nationwide brokerage platform and augments our equity research, trading, underwriting and distribution capabilities. The acquisition, which was accounted for as a purchase, was an all-stock transaction providing for each share of EVEREN common stock to be exchanged for $31.00 in First Union common stock, based on the average price of First Union common stock for a ten-day period prior to consummation, which values the acquisition for accounting purposes at $1.1 billion. This excludes the present value of an employee retention pool of approximately $87 million in restricted shares of First Union common stock that was issued to certain EVEREN employees, primarily brokers, and that vest over a three-year period. As of September 30, 1999, we had repurchased in the open market 11 million of the shares of First Union common stock to be issued in this transaction and we expect to repurchase the remaining 20 million shares. This repurchase is in addition to our previously announced 50 million share repurchase programs. The LIQUIDITY AND FUNDING SOURCES-STOCKHOLDERS' EQUITY section provides further information related to our buyback programs.

       We are currently evaluating various strategies for the integration of EVEREN, and those decisions will affect the amount of goodwill recorded at consummation as well as the amount of merger and integration charges to be incurred. We estimate we will incur approximately $60 million in merger and integration charges in the fourth quarter of 1999 and in 2000, consisting primarily of expenses related to systems conversions and integration.

       We continue to evaluate acquisition opportunities that we believe would provide access to customers and markets that complement our long-term goals. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.

       The ACCOUNTING AND REGULATORY MATTERS section provides further information on recent legislative developments and the potential impact of permissible business activities for us.

BUSINESS SEGMENTS
PRODUCT FOCUS

       First Union's operations are divided into five business segments encompassing more than 60 distinct product and service units. These segments include Capital Markets Products and Services, Capital Management Products, Consumer Products, Commercial Products and Treasury/Nonbank. Additional information can be found in Table 3.

       As mentioned in the OUTLOOK section, we have organized our Capital Markets and Capital Management businesses as one focused business called First Union Securities, but we continue to report the activities as separate business segments. This transformation is a key ingredient of our new business model designed to better serve our existing and future customers.

       We have developed an internal performance reporting model to measure the results of operations of these business segments. Because of the complexity of the corporation, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. We continually evaluate our allocation methodologies as we refine our approach to measuring segment results of operations. In early 1999, we made significant refinements to certain allocation methodologies and the prior period information has been restated to reflect these refinements. These refinements include the allocation of certain nonearning assets and liabilities and the related funding cost from Treasury/Nonbank to the other business segments; elimination of the tax-equivalization of net interest income such that the tax effect is now included in income tax expense; and adjustments to certain capital attribution formulas. Generally, these methodology refinements increased net income in Treasury/Nonbank and reduced net income in the other segments.

CAPITAL MARKETS PRODUCTS AND SERVICES

       Our Capital Markets Products and Services are designed to provide corporate and institutional clients with a complete selection of investment banking products and services. These products and services are a natural extension of our Commercial Products strategy. Our large General Bank franchise provides a strong platform for the delivery of Capital Markets products and services to meet client needs.

       Our relationship coverage begins in our East Coast banking markets, and it extends nationwide through industry expertise in such areas as communications and technology; health care; insurance; utilities; textiles and home furnishings; retail and specialty finance; oil and gas; financial institutions; real estate; and other industries. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions around the world, and to provide commercial banking products to financial institutions and corporate clients overseas.

       Capital Markets has five business units: (1) Investment Banking, which includes merger and acquisition advisory services; Capital Partners (our merchant banking unit); loan syndication; investment grade debt; high yield debt; equity sales, trading, research and underwriting; fixed income sales and trading; municipal sales, trading and underwriting; fixed income and equity derivatives; foreign exchange; and asset securitization; (2) Real Estate Finance, primarily commercial real estate finance, structured product servicing and affordable housing investments; (3) Traditional Banking, which encompasses corporate lending activities; (4) Commercial Leasing and Rail, which includes operating, finance and leveraged leasing, and the nation's second largest general purpose railcar leasing operation; and (5) International.

       Capital Markets net income was $738 million in the first nine months of 1999 compared with $481 million in the first nine months of 1998, and $229 million in the third quarter of 1999 compared with $105 million in the third quarter of 1998. Net interest income increased 26 percent to $977 million in the first nine months of 1999, with average loans up 13 percent and average deposits up 6 percent. Fee and other income increased 27 percent to $996 million, excluding trading account profits, in the first nine months of 1999 compared with the first nine months of 1998. This increase reflected strength in investment banking, including gains in merchant banking investments and third party asset securitizations. Fee and other income increased 40 percent in the third quarter of 1999 compared with the second quarter of 1999, largely as a result of merchant banking investment gains.

       Trading account profits increased from $31 million in the first nine months of 1998 to $251 million in the comparable period in 1999, due to strong results in fixed income and equity derivatives, foreign exchange and commercial mortgage-backed securities. The 1998 results included the negative impact of turmoil in the global financial markets that occurred in the third quarter of 1998. Trading account assets were $13.8 billion at September 30, 1999, compared with $9.8 billion at December 31, 1998. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. The revenues from certain Capital Markets businesses, particularly trading, are typically more volatile than revenues from more traditional banking businesses and can vary significantly with market conditions and customer demands for products.

       Noninterest expense was $980 million in the first nine months of 1999 compared with $806 million in the first nine months of 1998, and $318 million in the third quarter of 1999, compared with $237 million in the third quarter of 1998. The increase in expenses from the 1998 period was largely due to higher personnel expense, including incentive expense related to increased headcount and increased revenues.

       Average net loans were $36 billion in the first nine months of 1999 and $32 billion in the first nine months of 1998. Loan growth between the two periods, which was generated primarily in the corporate banking and leveraged finance units, related to new relationships and to the realignment of certain corporate customer relationships from the Commercial Products segment.

       Capital Markets will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence. Because our international strategy is to support the trade finance needs of our domestic customers and correspondent financial institutions around the world rather than to lend to sovereign nations or foreign companies, we have limited credit exposure to emerging markets.

CAPITAL MANAGEMENT PRODUCTS

       We have created a growing asset management and brokerage business within Capital Management, with products that provide the link between traditional banking and investing for retail and institutional customers. We had $162 billion in assets under management and $655 billion in assets under care at September 30, 1999. Assets under management include First Union-advised mutual funds of $75 billion and $87 billion in assets related to trust and institutional accounts. These products and services are distributed through multiple channels, including our retail brokerage division and our full-service retail financial centers in our 12-state and Washington, D.C., marketplace. With the acquisition of EVEREN on October 1, 1999, retail brokerage services will be available nationwide through 2,700 offices in 41 states.

       Capital Management produced net income of $394 million in the first nine months of 1999 compared with $316 million in the first nine months of 1998, and $152 million in the third quarter of 1999 compared with $117 million in the third quarter of 1998. Net interest income amounted to $371 million in the first nine months of 1999 compared with $305 million in the first nine months of 1998. Capital Management businesses and products primarily generate fee income. Fee and other income in the first nine months of 1999 increased 16 percent to $1.5 billion from $1.3 billion in the first nine months of 1998, driven by trust, retail brokerage services, mutual funds and CAP Account sales. Noninterest expense in the first nine months of 1999 was $1.3 billion compared with $1.1 billion in the first nine months of 1998, and $404 million in the third quarter of 1999 compared with $367 million in the third quarter of 1998. Increases in both periods reflected higher personnel costs, primarily incentives associated with revenue growth.

       First Union's trust business encompasses personal trust, corporate trust and benefit services, and institutional trust services. Personal trust fees contributed more than half of trust fees in the first nine months of 1999 and the first nine months of 1998, and increased 9 percent year over year.

       Assets in the First Union-advised Evergreen/Mentor mutual funds at September 30, 1999, were $75 billion compared with $63 billion at September 30, 1998. These funds are distributed through third party broker/dealers and through First Union's financial centers, retail brokerage offices and trust services.

       The Private Client Banking Group provides high net worth retail clients with a single point of access to First Union's investment products, mortgages, personal loans, trusts, financial planning, brokerage services and other products and services. In the first nine months of 1999, the Private Client Banking Group had $3.6 billion in average net loans compared with $3.5 billion in the first nine months of 1998, and $3.1 billion in average deposits in the first nine months of 1999 compared with $2.6 billion in the first nine months of 1998.

       The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of Capital Management's lines of business, including Mutual Funds and Retail Brokerage Services. CAP Account amounts in Table 3 reflect CAP Account fees and the funding benefit attributed to the on-balance sheet deposits. CAP Account assets increased to $50 billion at September 30, 1999, compared with $38 billion at year-end 1998, and the number of CAP accounts increased to 562,000 compared with 430,000 at year-end 1998. We are seeing increased investment activity through this product, and as an example, the number of brokerage trades increased 98 percent in the first nine months of 1999 compared with the first nine months of 1998.

       In addition, Retail Brokerage Services includes insurance products sold through the First Union Insurance Group. Insurance annuity sales increased 34 percent from the first nine months of 1998.

       We anticipate continued growth in all Capital Management business lines as we introduce products and services throughout our multistate network and as we enhance relationships with new and existing customers.

CONSUMER PRODUCTS

       The Consumer Products segment includes: (1) First Union Mortgage Corporation (FUMC), which includes our mortgage origination and servicing businesses; (2) First Union Home Equity Bank (FUHEB) and The Money Store Inc.;
(3) Credit Cards, which includes the $1.7 billion owned credit card portfolio and the income from the securitized portfolio; and (4) Retail Branch Products, which include our portfolio of first mortgage loans, installment loans, direct and indirect auto loans and leases, and the various consumer deposit products with the exception of the CAP Account, which is included in Capital Management Products.

       Consumer Products generated $693 million in net income in the first nine months of 1999 compared with $887 million in the first nine months of 1998, and $170 million in the third quarter of 1999 compared with $371 million in the third quarter of 1998. Net interest income was $2.7 billion in the first nine months of 1999 and in the first nine months of 1998. Fee and other income was $1.4 billion in the first nine months of 1999 and in the first nine months of 1998. Net interest income was negatively affected by a decline in average balances in Retail Branch Products primarily as a result of branch divestitures and movement of deposits to Capital Management investment products. Credit Cards also contributed to the decline in consumer net income, primarily as a result of a decline in credit card securitization gains, which amounted to $77 million in the first nine months of 1999 compared with $119 million in the first nine months of 1998. Further, the results for our home equity business reflected the addition of The Money Store on June 30, 1998, and our decision in early 1999 to retain home equity loans on the balance sheet. Also included in the results of the home equity businesses is an impairment loss recognized in the third quarter on residual interests on certain home equity securitizations. Further information is included in the FEE AND OTHER INCOME, ASSET SECURITIZATION and SECURITIES AVAILABLE FOR SALE sections.

       Noninterest expense was $2.7 billion in the first nine months of 1999 compared with $2.4 billion in the first nine months of 1998, and $835 million in the third quarter of 1999 compared with $888 million in the third quarter of 1998. The increase in the year over year comparisons was largely related to the addition of The Money Store.

       Average consumer loans in the first nine months of 1999 were $52 billion compared with $59 billion in the first nine months of 1998. In addition to the impact from loans sold in connection with CoreStates-related branch divestitures, the decrease in the consumer loan portfolio reflects the additional sale or securitization of certain loans. In the second and third quarters of 1999 we also securitized and retained as securities available for sale a total of $7.3 billion in prime equity lines to facilitate funding flexibility. The SECURITIES AVAILABLE FOR SALE and the ASSET SECURITIZATIONS sections provide further information, including a discussion of our business strategy for funding consumer loans. Information related to our total managed portfolio of consumer loans is in Table 5.

       Average consumer deposits were $72 billion in the first nine months of 1999 and $79 billion in the first nine months of 1998, largely reflecting the divestiture of $3.4 billion of deposits primarily in late 1998, $2.2 billion of which related to the CoreStates merger. The decline also reflects the movement of deposits into Capital Management investment products.

COMMERCIAL PRODUCTS

       Our wholesale delivery strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending and cash management products, primarily focused on corporate customers (annual sales greater than $50 million), commercial customers (annual sales of $10 million to $50 million), and small-business customers (annual sales up to $10 million). We have an integrated relationship approach that leverages the capabilities of Capital Markets to provide complex financing solutions, risk management products and international services, and the capabilities of Capital Management to provide property and casualty insurance, pension plans and 401(k) plans. The Commercial Products are divided into four product groups: (1) Small Business Banking, which consists of lending within our Small Business Bank Division; (2) Lending, which is all other commercial lending within our state delivery network; (3) Real Estate Banking, which is lending by our specialized real estate bankers; and (4) Cash Management and Deposit Services, which consist of all cash management activity throughout the corporation as well as our commercial deposits for non-Capital Markets customers.

       Commercial Products generated net income of $425 million in the first nine months of 1999 compared with $463 million in the first nine months of 1998, and $149 million in the third quarter of 1999 compared with $169 million in the third quarter of 1998. The decline largely reflected the impact of merger-related runoff in loans and deposits and a tightening of spreads due to competitive pricing. Net interest income was $1.2 billion in the first nine months of 1999 compared with $1.3 billion in the first nine months of 1998. Fee and other income increased 7 percent to $412 million in the first nine months of 1999, led by cash management activity. Noninterest expense was $902 million in the first nine months of 1999 and $896 million in the first nine months of 1998, and $285 million in the third quarter of 1999 compared with $278 million in the third quarter of 1998.

       Average commercial loans in the first nine months of 1999 declined to $34 billion from $37 billion in the first nine months of 1998 due to reduced loan originations and renewals, as well as to the transfer of corporate customer relationships to Capital Markets. Average small business loans in the Small Business Banking Division increased 11 percent to $2.9 billion in the first nine months of 1999 compared with the first nine months of 1998.

       In Table 3, Commercial Products includes the lending activities of our Small Business Banking Division and excludes insurance, investment and retirement services, and commercial deposit services for small business customers.

TREASURY/NONBANK SEGMENT

       The Treasury/Nonbank segment includes management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Treasury/Nonbank segment contains the goodwill asset and the associated funding cost; certain expenses that are not allocated to the business segments, including goodwill amortization; and corporate charges. The LIQUIDITY AND FUNDING SOURCES and MARKET RISK MANAGEMENT sections provide information about our funding sources, asset and liability management functions and securities portfolios.

RESULTS OF OPERATIONS

NET INTEREST MARGIN

       Tax-equivalent net interest income was $5.6 billion in the first nine months of 1999 and in the first nine months of 1998. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 3.81 percent in the first nine months of 1999 compared with 3.86 percent in the first nine months of 1998. The margin was negatively affected by changes in the composition of our earning asset mix, by the securitization of higher yielding credit card balances and by a lower average interest rate environment over the 1999 nine-month period. Deposit divestitures in late 1998 related to the CoreStates merger also contributed to a declining margin as lower cost deposit funding was replaced with higher cost borrowings. As a result there was a decrease in the average rate on earning assets from 7.86 percent in the first nine months of 1998 to
7.56 percent in the first nine months of 1999. Our average rate paid on liabilities decreased from 4.61 percent to 4.32 percent over this same period. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and that we place less importance on the net interest margin impact of such decisions.

       We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the MARKET RISK MANAGEMENT section.

FEE AND OTHER INCOME

       We are continually developing products to meet the challenges of increasing competition, changing customer demands and demographic shifts. We have pursued strategic investments to build high-growth lines of business to increase fee income. For example, we have significantly broadened our product lines, particularly in Capital Markets and in Capital Management, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 16 percent increase in fee and other income, excluding portfolio securities transactions, to $5.2 billion in the first nine months of 1999 from $4.4 billion in the first nine months of 1998.

       Fee and other income from our securities businesses of Capital Markets and Capital Management amounted to more than one-half of fee and other income in the first nine months of 1999. Led by strong results in investment banking and trading activities, Capital Markets fee and other income increased 53 percent to $1.2 billion in the first nine months of 1999 from the first nine months of 1998, which was a period of diminished trading activities due to significant turmoil in the global financial markets. Investment banking results include $351 million of gains on merchant banking investments in the first nine months of 1999 compared with $229 million in the first nine months of 1998, and $159 million in the third quarter of 1999 compared with $50 million in the third quarter of 1998. Capital Management fee and other income increased 16 percent to $1.5 billion in the first nine months of 1999 from the first nine months of 1998, primarily related to strong growth in trust, retail brokerage services, mutual funds and CAP Account sales. These activities are discussed further in the BUSINESS SEGMENTS section.

       In addition, strong results in securitization activity contributed to the increase in fee and other income. Securitization income increased by $190 million to $318 million primarily resulting from the securitization and sale of credit card receivables, SBA loans and student loans in the first nine months of 1999. Residential mortgage income of $353 million in the first nine months of 1999 included $126 million of gains from the securitization and sale of $4.2 billion of residential mortgage loans compared with $88 million of gains in the first nine months of 1998.

       In the first nine months of 1999, portfolio-related net securities losses were $55 million, which included a $79 million impairment loss on certain residual interests in securitizations. This write-down was the result of the impact of revised loss assumptions on the valuation of the residual interests. More information related to residual interests is included in the ASSET SECURITIZATION and SECURITIES AVAILABLE FOR SALE sections.

       Sundry income declined by $113 million to $576 million in the first nine months of 1999 compared with the first nine months of 1998. Sundry income in the first nine months of 1999 included a gain of $109 million on the sale of net assets associated with our factoring business and a net gain of $177 million from the acquisition by Concord EFS, Inc. (Concord), of Electronic Payment Services, Inc., in which First Union held a 20 percent interest, and the subsequent sale of the Concord shares. Sundry income also included branch sale gains amounting to $23 million in the first nine months of 1999. In the first nine months of 1998, branch sale gains amounted to $189 million, which included $117 million of CoreStates-related branch sale gains, and we also recognized a previously deferred gain of $60 million in connection with an equity method investment. There were no other individually significant items included in the change in sundry income from the first nine months in 1998 to the comparable period in 1999.

NONINTEREST EXPENSE

       Noninterest expense was $6.5 billion in the first nine months of 1999 and $6.6 billion in the first nine months of 1998. Noninterest expense in the first nine months of 1999 included expenses related to The Money Store, which was a purchase accounting acquisition that closed in June 1998. In addition, the first nine months of 1999 included $398 million of merger-related and restructuring charges compared with $1.0 billion in the first nine months of 1998. In 1999 this included net merger-related expenses of $51 million related to CoreStates and a $347 million restructuring charge related to the restructuring plan we announced in March 1999. Table 2 summarizes information about the merger-related and restructuring charges. We expect expense growth for the full year 1999 to be approximately 3 percent, excluding merger-related and restructuring charges and the impact of the EVEREN acquisition and adjusting for The Money Store.

       In addition to The Money Store and to the merger-related and restructuring charges, expenses in the first nine months of 1999 reflected higher personnel costs, primarily incentives associated with revenue growth in Capital Markets and Capital Management, and continued spending related to our Future Bank retail model. The operating overhead efficiency ratio before merger-related and restructuring charges was 57.07 percent in the first nine months of 1999 and 54.22 percent in the first nine months of 1998.

       Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. The increase in amortization expense in the first nine months of 1999 from the first nine months of 1998 was attributable to goodwill recorded in connection with the acquisition of The Money Store. We had $4.8 billion in other intangible assets at September 30, 1999, and $5.0 billion at December 31, 1998.

MERGER-RELATED AND RESTRUCTURING CHARGES

       Over the past several years, the corporation has experienced rapid growth through numerous acquisitions. These acquisitions have enabled us to expand into both new business markets and new geographic regions. In the first quarter of 1999, it became apparent that we were not realizing the full benefit of operational efficiencies envisioned in these combinations. As a result, we evaluated all facets of our operations, including such areas as current and projected staffing levels, locations of bank and sales branches, and office space requirements, including the impact that staff reductions would have on these requirements. A primary objective of the restructuring was to reduce operating expenses in our non-core businesses and non-revenue producing functions. Based on this evaluation, in March 1999, we announced a restructuring plan that included reengineering numerous processes and functions throughout the corporation, closing or consolidating branches, service centers and corporate office space, as well as exiting the indirect auto finance business.

       As a result of the restructuring plan, we displaced employees and recorded charges for the resulting employee termination benefits to be paid. In addition, we recorded occupancy-related charges that included write-downs to fair value (less cost to sell) of owned premises that were held for disposition as a result of the plan, and cancellation payments or the present values of the remaining lease obligations for leased premises, or portions thereof, that were associated with lease abandonments or restructurings. Other assets, primarily computer hardware and software, the value of which was considered to be impaired since they no longer would be used as a result of the branch and operation center closings or the reduction in workforce, were also written down to fair value (less cost to sell). Contract cancellation costs were also recorded representing the cost to buy out the remaining term or the present value of the remaining payments on contracts that provided no future benefit to the corporation as a result of the restructuring.

       Employee termination benefits of $196 million included severance payments, which may be paid in a lump sum or over a defined period, and related benefits and outplacement services for 5,635 employees terminated in connection with the restructuring. We notified substantially all of the employees individually about their termination on or before March 31, 1999. Of the terminated employees, approximately 40 percent were from corporate staff units, 40 percent were from the Consumer Products segment and 10 percent were from the branch network. The remaining 10 percent were from non-critical areas within our Capital Management Products and Capital Markets Products and Services segments. As of September 30, 1999, substantially all of the terminated employees had left our employment. Through September 30, 1999, $116 million in employee benefit costs have been paid, leaving $80 million for future payments.

       Occupancy charges of $54 million included $24 million related to the write-down of owned property as well as leasehold improvements and furniture and equipment. These write-downs resulted from excess space due to the reduction in the workforce and from branch closings. The amount of the write-down represents the difference between the carrying value of the property at the time that it was expected to be taken out of service and the estimated net proceeds expected to be received upon disposal. The fair value was estimated using customary appraisal techniques such as evaluating the real estate market conditions in the region and comparing market values to comparable properties. The other $30 million in occupancy charges represents the present value of future lease obligations or lease cancellation penalties in connection with the closure of approximately 104 branches and sales offices as well as certain other corporate space.

       Asset impairments, which were the direct result of the reduction in the workforce and certain other restructuring activities, amounted to $69 million. They consisted primarily of computer hardware write-offs of $64 million. Depreciation was discontinued at the time the assets were determined to be held for disposal. At September 30, 1999, the carrying value of the remaining assets held for disposal was $9 million. Substantially all of these assets were taken out of service by September 30, 1999.

       Also included in the restructuring charge was $25 million related to contract cancellations, $14 million of which related to the planned exit of our indirect auto leasing business. The plan called for immediately discontinuing the origination of indirect auto leases and the disposition of the existing portfolio by either attrition or sale. Substantially all of the $14 million charge relates to our obligation pursuant to a pre-existing contract under which we transferred certain lease receivables to a securitization trust. This obligation represents the amount we estimate will be required to pay in lieu of delivering lease receivables into the trust, and it is a direct result of exiting the indirect auto leasing business. The remaining $11 million charge represents costs to exit numerous system and service-related contracts.

       The restructuring charge of $347 million, as well as the merger-related expenses of $51 million recorded in 1999, were reflected in noninterest expense within the Treasury/Nonbank segment. If we were to allocate the restructuring charge to the various segments affected, using our established segment allocation methodologies, $197 million and $57 million of the charges would have been allocated to the Consumer Products and Commercial Products segments, respectively. The rest of the charges would have been allocated to the Treasury/Nonbank segment and to our other business segments.

       The restructuring plan is expected to produce pre-tax cost savings of approximately $400 million in 1999, as compared to our original projected expense levels. These savings are expected to be achieved through reduced personnel expenses of $198 million as a result of the reduction in the workforce, a reduction in depreciation expense of $19 million as a result of asset dispositions, and lower expenses of $7 million related to the cancellation of leases and contracts. The rest of the cost savings is expected to be achieved through personnel costs that will not be incurred because planned hirings were discontinued and through decreases in other operating expenses related to the reductions in staffing levels (e.g., lower training and travel costs) as well as through efficiencies gained from the reengineering of associated processes and functions.

       In 1998, in connection with the acquisition of CoreStates, we recorded a $754 million restructuring charge. From the date of the acquisition through September 30, 1999, $637 million has been charged against the initial accrual representing payments of employee termination benefits, costs to close duplicate or excess facilities, write-offs of computer hardware and software no longer in use, and contract cancellation costs. Based on revised estimates, $46 million of the employee termination benefits accrual and $8 million of the investment banking accrual was reversed by a credit to the restructuring charge in the income statement, $30 million of which was reversed in 1998 and $24 million of which was reversed in the first quarter of 1999. Employee termination benefits were less than original estimates as a result of several factors, including voluntary resignations and the termination of a higher proportion of employees with fewer years of service. The remaining accrual of $63 million represents employee termination benefits to be paid over future periods, at the election of the employees (3,665 employees received or are receiving termination benefits) as well as the remaining payments due on property leases and service contracts that no longer provided benefit to the corporation as a result of the restructuring. These accruals will continue to be assessed on a quarterly basis.

       In November 1997 we recorded a $252 million restructuring charge related to the acquisition of Signet Banking Corporation, of which $62 million remains in the restructuring accrual. Approximately two-thirds of the remaining accrual represents amounts due to key executives of Signet who were terminated as a result of the acquisition and whose employment contracts called for termination benefits to be paid over a specified period. These accruals will continue to be assessed on a quarterly basis.

       Included in Table 2 is an other restructuring accrual at September 30, 1999, of $8 million. This relates primarily to the January 1998 acquisition of Wheat First Butcher Singer, and it represents remaining payments due to terminated employees and contract cancellations.

       We will continue to make significant investments in First Union Securities, the General Bank and our electronic delivery channels. As a result, we do not expect the restructuring plan to adversely affect revenue growth.

       The IMPACT OF YEAR 2000 section provides information about our Year 2000 readiness and associated expenses.

CREDIT RISK MANAGEMENT

LOANS

       Net loans were $135 billion at September 30, 1999, and at December 31, 1998. The loan portfolio at September 30, 1999, was composed of 57 percent in commercial loans and 43 percent in consumer loans. Increases in loan originations in the first nine months of 1999 were partially offset by the securitization of certain consumer loans, primarily $7.3 billion in prime equity lines that were securitized and retained as securities available for sale in the second and third quarters of 1999.

       Average net loans were $134 billion in the first nine months of 1999 and $133 billion in the first nine months of 1998. The increase was due to growth in home equity loan and commercial loan balances, which more than offset reductions in mortgage loans and credit card balances due to sale or securitization. The average rate earned on loans was 8.12 percent in the first nine months of 1999 compared with 8.55 percent in the first nine months of 1998.

       At September 30, 1999, unused loan commitments related to commercial and consumer loans were $91 billion and $40 billion, respectively. Commercial and standby letters of credit were $11 billion and loan participations sold to other lenders amounted to $2 billion at September 30, 1999.

ASSET SECURITIZATIONS

       In an asset securitization transaction that meets the applicable criteria to be accounted for as a sale, loans are securitized and sold, a gain is recognized at the time of the sale, and for transactions in which First Union retains an interest in the cash flows of the assets sold, an interest-only or residual certificate ("residual interest") is recorded. For student loans, SBA loans, credit card receivables and certain other consumer loans, asset securitization is our primary funding strategy. Residential mortgage loans may be either securitized and sold as they are originated or retained on-balance sheet, based on an analysis of various factors at the time of origination or purchase. In 1998 asset securitizations were the primary funding strategy for certain types of home equity loans. In early 1999, we reevaluated our business strategy for funding subprime home equity loan products and decided to retain these loans on our balance sheet.

       In the third quarter of 1999, we transferred $744 million of mortgage-related residual interests and $8.7 billion of other mortgage-related securities to a trust in return for a new security representing substantially all of the interest in the assets transferred to the trust. Substantially all of the corporation's investment in mortgage-related residual interests was included in this transfer. The assets were transferred to the trust at their respective carrying values at the date of transfer, and the transfer did not result in recognition of any gain or loss. This new security is classified in securities available for sale. Prior to the transfer, we recognized a $79 million impairment loss on certain residual interests. This transaction has the effect of reducing the leverage inherent in the residual interests that were transferred. Changes in future loss assumptions on the transferred assets will be reflected in reduced returns on the new security.

       Table 6 summarizes the activity in the balance sheet amounts for the interest-only and residual certificates, the related valuation assumptions and the related collateral data.

ASSET QUALITY
NONPERFORMING ASSETS

       At September 30, 1999, nonperforming assets were $1.0 billion, or 0.77 percent of net loans and foreclosed properties, compared with $844 million, or
0.62 percent, at December 31, 1998, and $825 million, or 0.61 percent, at September 30, 1998. The increase in commercial nonperforming assets is largely attributable to a single account in the health care industry. We are seeing continuing weakness in parts of the health care industry due to changes in federal reimbursement policies, and there is the potential for further increases in nonperforming assets related to this industry segment. The increase in installment loan nonperforming assets reflects our decision to hold The Money Store home equity loans on our balance sheet rather than securitize them.

       Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first nine months of 1999, $65 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period (or since origination if held for part of the period). The amount of interest income recorded on these assets in the first nine months of 1999 was $15 million.

PAST DUE LOANS

       Accruing loans 90 days past due were $355 million at September 30, 1999, compared with $385 million at December 31, 1998. Of the past dues at September 30, 1999, $102 million were commercial loans or commercial real estate loans and $253 million were consumer loans, largely related to The Money Store.

NET CHARGE-OFFS

       Net charge-offs amounted to $519 million in the first nine months of 1999 and $472 million in the first nine months of 1998. Net charge-offs were 0.52 percent of average net loans in the first nine months of 1999 compared with 0.47 percent in the first nine months of 1998.

       We carefully monitor trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we continually evaluate our credit policies in light of changing economic trends, and where necessary we take steps we believe are appropriate.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

       The loan loss provision was $519 million in the first nine months of 1999 compared with $524 million in the first nine months of 1998. The allowance for loan losses was $1.8 billion at September 30, 1999, and at December 31, 1998. The allowance as a percentage of loans was 1.30 percent at September 30, 1999, compared with 1.35 percent at year-end 1998. We consider the allowance for loan losses adequate to cover probable credit losses inherent in the loan portfolio.

       Our methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the allowance needed for specific loans and specific portfolios. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates, borrowers' creditworthiness, as well as analyses of other factors that might affect the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary given borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on delinquencies and historical and projected loss rates. The unallocated portion of our allowance for loan losses represents the results of other analyses, which are intended to ensure the allowance is adequate for other probable losses inherent in our portfolio. These analyses include consideration of changes in credit risk resulting from the changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other loss-predictive economic indicators.

       Impaired loans, which are included in nonaccrual loans, amounted to $563 million at September 30, 1999, compared with $424 million at December 31, 1998. Included in the allowance for loan losses at September 30, 1999, was $136 million related to $494 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first nine months of 1999, the average recorded investment in impaired loans was $488 million, and $15 million of interest income was recognized on impaired loans. This income was recognized using the cash-basis method of accounting.

LIQUIDITY AND FUNDING SOURCES
       Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

       Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.

       Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities available for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well.

CORE DEPOSITS

       Core deposits were $118 billion at September 30, 1999, compared with $131 billion at December 31, 1998. The decline since year-end 1998 primarily reflects the movement of time deposits into alternative investment products and the seasonal increase in deposits at year-end.

       In response to growing customer demand for investment products as alternatives to deposit products, we began offering mutual funds, annuities and other investment products in 1994. Although this strategy reduces our deposit base, it also enables us to retain valuable customer relationships that might otherwise be lost to other financial services companies. We estimate that in the first nine months of 1999, core deposits of approximately $4.2 billion moved into those alternative customer investment products.

       The portion of core deposits in higher-rate, other consumer time deposits was 28 percent at September 30, 1999, and 27 percent at December 31, 1998. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.

       Average core deposit balances were $123 billion in the first nine months of 1999 and $125 billion in the first nine months of 1998. In 1998 we divested $3.7 billion of deposits, including $2.2 billion in the third quarter of 1998. These were primarily regulatory-required divestitures in connection with acquisitions.

       In the first nine months of 1999 and 1998, average noninterest-bearing deposits were 26 percent and 24 percent, respectively, of average core deposits. Average balances in the first nine months of 1999 in savings and NOW and noninterest-bearing deposits were higher when compared with the first nine months of 1998, while money market and other consumer time deposits were lower. Deposits can be affected by numerous factors, including branch closings and consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES section provides additional information about average core deposits.

PURCHASED FUNDS

       Purchased funds at September 30, 1999, were $58 billion compared with $53 billion at year-end 1998. The increase primarily was used to fund increased earning assets and a reduced level of core deposits in the third quarter of 1999. Average purchased funds in the first nine months of 1999 declined to $51 billion compared with $57 billion in the first nine months of 1998, primarily due to our strategy of reducing the balance of low-yielding assets on our balance sheet. We reduced low-yielding assets by shrinking our short-term investment portfolio, altering hedging strategies and modifying certain trading strategies. These actions were taken to maximize our capacity to repurchase our common stock in the first nine months of 1999.

CASH FLOWS

       Cash flows from operations are a significant source of liquidity. Net cash provided from operations results primarily from net income adjusted for noncash accounting items, the provision for loan losses and depreciation. This cash was available in the first nine months of 1999 to increase earning assets, to make discretionary investments and to reduce borrowings.

LONG-TERM DEBT

       Long-term debt amounted to $32 billion at September 30, 1999, and $23 billion at year-end 1998. The level of long-term debt was increased to take advantage of favorable market conditions and to provide a funding alternative to purchased funds. Long-term debt includes any wholesale borrowings in excess of twelve months in original maturity.

       At September 30, 1999, and at December 31, 1998, long-term debt included $1.7 billion of trust capital securities. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. In early November, we issued an additional $300 million of trust capital securities. These capital securities are considered tier 1 capital for regulatory purposes.

       In the first nine months of 1999, we issued $840 million of senior notes. In early November, we issued $600 million of senior notes. Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have $450 million of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.

       Our principal banking subsidiary, First Union National Bank, has available a global note program for the issuance of up to $20 billion of senior and subordinated notes. Under the program, $17 billion of the notes had been issued at September 30, 1999. In June 1999 First Union National Bank established a new global note program for the issuance of up to $25 billion of senior and subordinated notes. At September 30, 1999, no notes had been issued under this program. The sale of any additional notes will depend on future market conditions, funding needs and other factors.

       In the fourth quarter of 1999, long-term debt of $3.0 billion will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

CREDIT LINES

       We have $350 million in committed back-up lines of credit, $175 million of which expires in June 2000 and the remaining $175 million of which expires in July 2002. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.

STOCKHOLDERS' EQUITY

       The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

       Stockholders' equity was $16 billion at September 30, 1999, and $17 billion at December 31, 1998. Common shares outstanding amounted to 958 million at September 30, 1999, compared with 982 million at December 31, 1998. In connection with a 50 million share buyback program announced in November 1998, we repurchased 10 million shares of First Union common stock at a cost of $617 million by year-end 1998, and we repurchased an additional 39 million shares at a cost of $2.1 billion in the first nine months of 1999. In addition, in the second quarter of 1999, our Board of Directors authorized an additional 50 million share buyback program, which has not been utilized. In the first nine months of 1998, we repurchased 40 million shares of common stock at a cost of $2.4 billion.

       As of September 30, 1999, we also had repurchased 11 million shares at a cost of $477 million (a total of approximately 31 million shares is expected to be repurchased) related to the EVEREN acquisition and which are incremental to the 50 million repurchase programs.

       In February 1999, the Board authorized the use of forward equity sales transactions ("equity forwards") in connection with our buyback program. The use of equity forwards is intended to provide us with the ability to purchase shares under the buyback programs in the market and then issue shares in private transactions to a counterparty in the amounts necessary to maintain targeted capital ratios. In the first nine months of 1999, we entered into equity forwards involving a total of 17 million shares. In addition to the equity forwards, in the third quarter of 1999 we also entered into a forward contract, involving 11 million shares, that matures in July 2000.

       Under the terms of the equity forwards, we issued shares of common stock to an investment banking firm (the "counterparty") at a specified price that approximated market value. Simultaneously, we entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium (the "forward price").

       From the dates the shares were issued to the counterparty, until such time as we repurchase the shares, the counterparty has all of the legal rights attendant to ownership of the underlying shares, including the right to vote the shares and the right to sell or pledge the shares at their discretion. They will receive all dividends to which stockholders of record during the time covered by the term of the equity forwards are entitled. For purposes of First Union's earnings per share calculation, the shares are considered outstanding until repurchased.

       Under the terms of the equity forwards, we have the sole option of determining the method of settlement when the equity forwards mature from among the following options: gross physical settlement, net share settlement and net cash settlement. Net share settlement and net cash settlement could result in the sale of all underlying shares (and in certain circumstances additional shares) to third parties by the counterparty in public or private sales.

       The equity forwards mature at various times in 2000. The equity forwards can be extended by mutual consent of the parties. If the contracts are extended, the premium continues to accrue until the equity forward is settled. We can elect to terminate the equity forwards, in whole or in part, before their maturity by giving adequate notice to the counterparty and by paying a termination fee. In such circumstances, we retain the ability to select the settlement method from among the three methods outlined above.

       These transactions have been accounted for as equity transactions.

       We paid $1.4 billion in dividends to common stockholders in the first nine months of 1999 compared with $1.1 billion in the first nine months of 1998. This represented an operating dividend payout ratio of 51.46 percent in the first nine months of 1999. Our Board of Directors has declared a dividend of $0.47 per share payable on December 15, 1999, to holders of record on November 30, 1999.

       At September 30, 1999, stockholders' equity was reduced by $542 million in accumulated other comprehensive income, net, substantially all of which was related to net unrealized losses on debt and equity securities.

SUBSIDIARY DIVIDENDS

       First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, our subsidiaries had $1.6 billion available for dividends at September 30, 1999, without prior regulatory approval. Our subsidiaries paid $2.4 billion in dividends to the parent company in the first nine months of 1999. In addition, the consolidation of our principal bank in our northern region with our North Carolina-based bank resulted in a reduction of its capital of $600 million, which was paid to the parent company in February 1999.

REGULATORY CAPITAL

       Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets, including certain off-balance sheet financial instruments, is currently 8 percent. At September 30, 1999, the tier 1 and total capital ratios were 7.20 percent and 11.35 percent, respectively, compared with 6.94 percent and 11.12 percent at December 31, 1998.

       In addition, the minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of 4 percent. Our leverage ratio at September 30, 1999, and at December 31, 1998, was
6.02 percent.

       The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At September 30, 1999, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.

MARKET RISK MANAGEMENT
INTEREST RATE RISK METHODOLOGY

       Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

       The Credit/Market Risk Committee of the corporation's Board of Directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

       Our methodology for measuring exposure to interest rate risk for policy measurement is intended to ensure we include a sufficiently broad range of rate scenarios and patterns of rate movements that we believe to be reasonably possible. Our methodology measures the impact that 200 basis point rate changes would have on earnings per share over the subsequent 12 months.

       In the third quarter of 1999, we reassessed the use of a "most likely rate" in measuring interest rate risk. We currently focus only on a "flat rate" as the base-line when measuring interest rate risk during the policy period. We use three standard scenarios in analyzing interest rate sensitivity for policy measurement: The "flat rate" as a base-line, which assumes that the federal funds rate stays flat at the current level over the next 60 months; and "high rate" and "low rate" scenarios, which assume gradual 200 basis point increases or decreases in the federal funds rate over a 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY

       Our "flat rate" scenario holds the federal funds rate constant at 5.25 percent through September 2001. Based on the October 1999 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by
2.5 percent. Our model indicates that earnings would benefit by 3.3 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).

       We use our assessment of the "most likely rate" scenario for budgeting and planning purposes. Currently, we believe that a scenario using the market forward implied rates ("market rate") is the most appropriate. This scenario assumes that the fed funds rate gradually rises to 6.50 percent by the end of the year 2000. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 3.2 percent in a "high rate" scenario relative to market over the policy period.

       In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our October 1999 outlook, if interest rates in calendar year 2000 were 200 basis points higher than the "market rate" scenario in 2000, those earnings would be negatively affected by 2.6 percent.

       While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS

       Table 14 summarizes unrealized gains and losses in the securities available for sale, investment securities and off-balance sheet derivative portfolios. Changes in the market value of the instruments in these three portfolios, and corresponding unrealized gains and losses, primarily result from changes in market interest rates. These three portfolios are the primary means we use to manage overall interest rate risk while enhancing corporate earnings. Changes in the market value of these portfolios offset changes in market value and future interest income or expense related to other balance sheet items, such as loans, deposits and borrowings.

       At September 30, 1999, the combined market value in these portfolios as presented in Table 14 was a net unrealized loss of $603 million.

SECURITIES AVAILABLE FOR SALE

       The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and asset-backed securities. At September 30, 1999, we had securities available for sale with a market value of $49 billion compared with $37 billion at year-end 1998.

       On January 1, 1999, we adopted Statement of Financial Accounting Standards No. 134 (see the ACCOUNTING AND REGULATORY MATTERS section). In adopting this Standard, we classified as securities available for sale all interest-only and residual interests that resulted from our securitization transactions accounted for as sales. We also classified purchased residual interests as securities available for sale. Residual interests are interests retained in securitization transactions that are accounted for as sales. If at any time the estimated fair value of an individual residual interest indicates that the yield is below a risk-free rate of return, a loss is recognized in earnings for the amount by which the fair value exceeds the carrying value; otherwise valuation changes are reflected through other comprehensive income.

       We use complex modeling techniques to estimate the fair value of residual interests. These modeling techniques estimate the amount and timing of cash flows over the estimated life of the residual interests using assumptions for discount rates, collateral prepayment, delinquency and loss trends, and servicing effectiveness. The determination of the appropriate assumptions to be used in the valuation model is subjective, and minor changes in assumptions can have a significant impact on the fair value of a residual interest and the timing of recognition in earnings of an impairment loss.

       Securities available for sale transactions resulted in net realized losses of $55 million in the first nine months of 1999 compared with net realized gains of $255 million in the first nine months of 1998. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments.

       The average rate earned on securities available for sale was 6.74 percent in the first nine months of 1999 and 6.63 percent in the first nine months of 1998. The average maturity of the portfolio was 7.54 years at September 30, 1999.

INVESTMENT SECURITIES

       The investment securities portfolio consists primarily of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $1.8 billion at September 30, 1999, and $2.0 billion at December 31, 1998.

       The average rate earned on investment securities was 8.17 percent in the first nine months of 1999 and 7.92 percent in the first nine months of 1998. The average maturity of the portfolio was 5.65 years at September 30, 1999.

OFF-BALANCE SHEET DERIVATIVES
FOR INTEREST RATE RISK MANAGEMENT

       As part of our overall interest rate risk management strategy, we use off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

       The fair value of off-balance sheet derivatives used to manage our interest rate sensitivity was $557 million at September 30, 1999, compared with $1.1 billion at December 31, 1998. The increase in the notional amount of derivatives in the third quarter of 1999 primarily resulted from the addition of interest rate swaps and futures contracts. The aggregate outstanding notional amount of these positions will reduce substantially by December 31, 2000. From time to time we re-balance our off-balance sheet positions to reflect current market conditions, and this can result in significant changes in derivative notional amounts.

       The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions, which at September 30, 1999, were not significant.

       Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. As of September 30, 1999, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $690 million. The fair value of collateral held exceeded the total mark-to-market related credit risk in excess of counterparty thresholds as of such date. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

TRADING RISK MANAGEMENT

       Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk (VAR) limits and an active, independent monitoring process.

       We use the VAR methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also measures the effect of the interrelationships among the various trading instruments to determine how much risk is eliminated by offsetting positions. The VAR analysis is supplemented by stress testing on a daily basis. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from the most recent 252 business days. The total VAR amount at September 30, 1999, was $12 million, compared with $19 million at December 31, 1998, substantially all of which related to interest rate risk.

IMPACT OF YEAR 2000

       In February 1996, First Union initiated a Year 2000 project to address the issues associated with its computer systems and business functions through the turn of the century. The project, which is under the overall direction of the chief technology officer, consists of a project team representing all areas within First Union. The progress of the work related to Year 2000 compliance is reported to a Year 2000 steering committee and to the Audit Committee of the Board of Directors on a monthly basis. The bank regulatory agencies established June 30, 1999, as a date by which certain key Year 2000 activities were required to be completed. We satisfied these requirements at June 30, 1999. This Year 2000 information is designated as Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act.

       We have assessed the Year 2000 risk of information technology systems, non-information technology systems and business relationships as: Mission Critical - those areas where lack of compliance could cause major operational risk to First Union; High Risk - those areas where lack of compliance could affect First Union, but would not cause the failure of core operations; Medium Risk - those areas where lack of compliance would not have a major impact to our customers; or Low Risk - those areas that do not affect customers and that could be delayed or otherwise processed on an exception basis.

       The Planning and Assessment phase, which includes the identification of potential points of failure requiring focused Year 2000 efforts, was substantially completed in 1998.

INFORMATION TECHNOLOGY SYSTEMS

       Information technology systems include proprietary and vendor-supported business applications. The most significant phases of the Year 2000 project related to information technology systems are analysis and remediation, remediation testing, and certification. Analysis and remediation includes the modification of program code to address date-related issues. Remediation testing includes limited integration testing and unit testing in various test environments to validate remediation. In this phase, applications are tested for Year 2000 compliance to verify that the application executes correctly with Year 2000 changes included. We consider information technology systems to be Year 2000 compliant when the analysis and remediation and remediation testing phases have been completed.

       We have completed the analysis and remediation and remediation testing phases on all major business applications. The analysis and remediation and remediation testing phases on EVEREN's major business applications were completed by the date of consummation of this acquisition, which occurred on October 1, 1999.

       With respect to personal computers, we have identified which versions of software and which models of hardware the manufacturers have identified as Year 2000 compliant, and we continually reassess manufacturers' representations. Substantially all of the personal computer hardware and software at all First Union locations has been certified as Year 2000 compliant.

       The certification phase includes integrated processing of future dates and addresses all frequencies of processing and all major computing platforms. Every effort has been made to emulate a production environment, including applications, system software, hardware and critical internal and external interfaces. Certification also includes user acceptance testing and testing with customers and other key counterparties.

       The certification phase began in late 1998. Testing for all significant cycles is complete. In addition, during the fourth quarter of 1999, a final certification test will take place in conjunction with a strict change control process to ensure that information technology systems remain Year 2000 compliant.

NON-INFORMATION TECHNOLOGY SYSTEMS

       First Union's Year 2000 project encompasses embedded technology in non-information technology areas, including facilities and related building services, such as utilities, security systems, general business equipment and non-computer office equipment. As of September 30, 1999, there were approximately 80 facilities and the related building services that had been identified as Mission Critical or High Risk. Testing of these Mission Critical and High Risk facilities and the related building services is substantially complete.

BUSINESS RELATIONSHIPS

       We have requested warranties from our vendors certifying that their products will be Year 2000 compliant. In addition, we have identified and are separately monitoring on an ongoing basis those vendors who are not compliant, who have not responded to our requests or who have not adequately demonstrated that they can make their products Year 2000 compliant.

       First Union is evaluating the Year 2000 readiness of its borrowers and the resulting effect on the credit quality of our loan portfolio. We have developed a Year 2000 credit risk policy, which requires that a risk assessment be performed on all new and existing borrowers, subject to certain criteria. All borrowers covered by the policy have been assigned a Year 2000 risk rating, which is periodically reevaluated as new information becomes available.

       External customer testing will continue throughout 1999. This testing is designed to verify the Year 2000 readiness of transmissions, file exchanges, and input and output transaction capabilities between First Union and participating customers and third party agencies. Testing with third parties is occurring based on published schedules by each third party, and First Union is participating in all third party mandatory testing dates. Wire transfer testing with the Federal Reserve, CHIPS and SWIFT has been successfully completed. All ATM networks have been tested and certified.

POTENTIAL DISRUPTIONS

       While First Union is making every effort to prepare for potential Year 2000 disruptions, there can be no guarantee that unforeseen internal or external Year 2000 failures or disruptions that could have operational or financial impact will not occur. We anticipate that the most reasonably likely worst case scenario that we could face would include third party Year 2000 disruption.

       First Union has taken action to anticipate and react to potential Year 2000 disruptions. This includes the development of business continuity plans and contingency plans. These plans support the process to ensure that First Union can continue operations in the event that information technology systems, non-information technology systems or business relationships are not Year 2000 compliant. All business continuity plans are complete and have been tested. These plans will continue to be updated and tested, as business conditions warrant.

       In support of First Union's transition into Year 2000, a network of control centers will be utilized to handle problem management and reporting. A main control center will be established that will serve as the primary contact point for bank management and outside agencies, and it will include onsite representation from Year 2000 management, Corporate Crisis Management and Internal Audit. Contingency plans are being developed for all control centers and their critical components. A mock test for all control centers will be performed in November 1999 with a final readiness review taking place in December 1999. Control centers will be open and operational from late December 1999 through early January 2000.

LIQUIDITY

       The Federal Reserve has acknowledged that the flow of funds into and out of insured depository institutions may be more volatile at year-end 1999 as a result of Year 2000-related concerns. In response, the Federal Reserve has established a Century Date Change Special Liquidity vehicle to enable depository institutions to confidently commit to supplying credit to other financial institutions and businesses through the end of this year. We have planned our need for funding based on the assumption that some customers will withdraw funds from demand accounts in preparation for Year 2000, demand for currency will be higher than normal, demand for credit may be higher than normal and certain wholesale funding markets may be less liquid than normal. We have prepared for the possibility that these could occur by systematically extending the maturity of term deposits and borrowings beyond the fourth quarter of 1999, by improving the liquidity of our asset portfolio and by arranging for backup credit facilities including, where necessary, the Century Date Change Special Liquidity vehicle.

COST

       In the third quarter of 1999, First Union reevaluated the estimated costs to complete the Year 2000 project and concluded that the total cost will amount to $70 million to $75 million pre-tax, or $10 million more than originally reported. This includes only the costs associated with the core Year 2000 project office team, incremental personnel and contractors hired specifically to participate in the Year 2000 project and direct expenses incurred on the project. The cost associated with the redeployment of personnel to the Year 2000 project, which is excluded from the costs included herein, is expected to be significantly less than the incremental cost. In the first nine months of 1999, $29 million was incurred on the Year 2000 project, and as of September 30, 1999, $55 million has been incurred since project inception.

ACCOUNTING AND REGULATORY MATTERS

       Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, conforms the accounting for securities retained after the securitization of mortgage loans with the accounting for securities retained after the securitization of other types of assets. Under this Standard, residual interests resulting from the securitization of mortgage loans held for sale are classified either in securities available for sale or in trading account assets based on intent. The corporation adopted this Standard on January 1, 1999, and as a result, we reclassified all interest-only and residual certificates to securities available for sale.

       Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by Standards No. 137, establishes accounting and reporting standards for derivatives and hedging activities. This Standard requires that all derivatives be recognized as assets or liabilities in the balance sheet and that such instruments be measured at fair value through adjustments to either other comprehensive income or current earnings or both, depending on the purpose for which the derivative is held. This Standard significantly changes the accounting for hedge-related derivatives. For the corporation, the Standard is effective January 1, 2001. The corporation is in the process of assessing the impact of this Standard.

       Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

       Both houses of the U.S. Congress have passed, and the President indicated he will sign into law, the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "Modernization Act.") The Modernization Act will: allow bank holding companies meeting management, capital and CRA standards to engage in a substantially broader range of nonbanking activities than currently is permissible, including insurance underwriting and making merchant banking investments in commercial and financial companies; allow insurers and other financial services companies to acquire banks; remove various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and establish the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. This part of the Modernization Act will become effective 120 days after enactment. First Union currently believes it meets the requirements for the broader range of activities that will be permitted by the Modernization Act.

       The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including First Union, from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to "opt out" of the disclosure.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE, BALANCE SHEET AND OTHER DATA
------------------------------------------------------------------------------------------------------------------------------------

                                                           TWELVE                                     1999                      1998
                                                           MONTHS        ---------------------------------   -----------------------
                                                            ENDED
                                                        SEPT. 30,           THIRD       SECOND       FIRST       FOURTH        THIRD
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                 1999         QUARTER      QUARTER     QUARTER      QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                     $      14,776           3,812        3,624       3,572        3,768        3,891
------------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                                 $      14,899           3,840        3,657       3,603        3,799        3,922
Interest expense                                            7,471           1,930        1,779       1,792        1,970        2,048
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                     7,428           1,910        1,878       1,811        1,829        1,874
Provision for loan losses                                     686             175          180         164          167          239
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses (a)                                           6,742           1,735        1,698       1,647        1,662        1,635
Securities transactions - portfolio                            43             (79)          (1)         25           98          211
Fee and other income                                        6,795           1,519        1,707       1,925        1,644        1,602
Merger-related and restructuring charges (b)                  603               -            -         398          205           24
Other noninterest expense                                   8,386           1,940        2,053       2,111        2,282        1,898
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                              4,591           1,235        1,351       1,088          917        1,526
Income taxes                                                1,230             405          445         351           29          500
Tax-equivalent adjustment                                     123              28           33          31           31           31
------------------------------------------------------------------------------------------------------------------------------------
Net income                                          $       3,238             802          873         706          857          995
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic                                               $        3.36            0.84         0.92        0.73         0.87         1.02
Diluted                                                      3.34            0.84         0.90        0.73         0.87         1.01
Cash dividends                                      $        1.83            0.47         0.47        0.47         0.42         0.42
Average shares - Basic (In thousands)                           -         946,802      954,548     959,833      980,006      981,659
Average shares - Diluted (In thousands)                         -         953,964      961,793     968,626      990,890      993,208
Average stockholders' equity (c)
  Quarter-to-date                                   $           -          15,737       16,122      16,305       17,109       16,766
  Year-to-date                                                  -          16,052       16,213      16,305       16,137       15,810
Book value                                                  16.62           16.62        16.47       16.76        17.48        17.54
Common stock price
  High                                                  65   1/16         48  3/8     55 15/16    65  1/16     63 15/16    65 11/16
  Low                                                   35   5/16         35 5/16     42  1/16    48   5/8     44 11/16    47   9/16
  Period-end                                        $   35    5/8         35  5/8     47   1/8    53  7/16     60 13/16    51   3/16
    To earnings ratio (d)                                   10.67  X        10.67        13.43       18.62        20.61        19.10
    To book value                                             214  %          214          286         319          348          292
BALANCE SHEET DATA
Assets                                                    234,823         234,823      229,911     222,955      237,363      234,580
Long-term debt                                      $      31,910          31,910       30,350      24,858       22,949       18,776
OTHER DATA
ATMs                                                        3,954           3,954        3,955       3,849        3,690        3,645
Employees                                                  66,391          66,391       66,491      70,775       71,486       71,307
------------------------------------------------------------------------------------------------------------------------------------

(a)  Tax-equivalent.
(b) After tax merger-related and restructuring charges amounted to $259 million in the first quarter of 1999; $136 million in the fourth quarter of 1998; and $16 million in the third quarter of 1998.
(c) Includes average net unrealized gains or losses on debt and equity securities. Amounts presented in each of the four quarters ended June 30, 1999, have been restated to conform to amounts presented in the third quarter of 1999.
(d)  Based on diluted earnings per share.


TABLE 2
MERGER-RELATED AND RESTRUCTURING CHARGES
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                                                              NINE
                                                                                                                            MONTHS
                                                                                                                             ENDED
                                                                                                                         SEPT. 30,
(IN MILLIONS)                                                                                                                 1999
-----------------------------------------------------------------------------------------------------------------------------------
MERGER-RELATED CHARGES
CoreStates acquisition                                                                                                $         75
Reversal of prior CoreStates accruals related primarily to
  employee termination benefits, occupancy and other                                                                           (24)
-----------------------------------------------------------------------------------------------------------------------------------
        Total merger-related charges                                                                                            51
-----------------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES
Employee termination benefits                                                                                                  196
Occupancy                                                                                                                       54
Asset impairments                                                                                                               69
Contract cancellations                                                                                                          25
Other                                                                                                                            3
-----------------------------------------------------------------------------------------------------------------------------------
        Total restructuring charges                                                                                            347
-----------------------------------------------------------------------------------------------------------------------------------

        Total merger-related and restructuring charges                                                                $        398
-----------------------------------------------------------------------------------------------------------------------------------
After-tax merger-related and restructuring charges                                                                    $        259
-----------------------------------------------------------------------------------------------------------------------------------


                                                             MARCH 1999
                                                          RESTRUCTURING      CORESTATES           SIGNET
(IN MILLIONS)                                                    CHARGE     ACQUISITION      ACQUISITION        OTHER        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE RESTRUCTURING ACCRUAL
Balance, December 31, 1998                                 $          -             286               94           18          398
Restructuring charges                                               347               -                -            -          347
Cash payments                                                        (7)            (61)             (21)          (4)         (93)
Reversal of prior accruals related primarily to
  employee termination benefits, occupancy and other                  -             (24)               -            -          (24)
Noncash write-downs and other adjustments                             -             (48)               -            7          (41)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999                                             340             153               73           21          587
Cash payments                                                       (66)            (53)              (8)          (3)        (130)
Noncash write-downs and other adjustments                           (47)             (9)               -           -           (56)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999                                              227              91               65           18          401
Cash payments                                                       (87)            (28)              (3)         (10)        (128)
Noncash write-downs and other adjustments                            (2)              -                -            -           (2)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                               $         138              63               62            8          271
-----------------------------------------------------------------------------------------------------------------------------------


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               THREE MONTHS ENDED SEPTEMBER 30, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                  REAL                       COMMERCIAL
                                                INVESTMENT      ESTATE     TRADITIONAL        LEASING &
(IN MILLIONS)                                      BANKING     FINANCE         BANKING             RAIL   INTERNATIONAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                           $       33          22             169               61              29          314
  Provision for loan losses                              4           -             58                1                -           63
  Trading account profits                               36           -               -                -               -           36
  Fee and other income                                 272          (3)              -               43              53          365
  Noninterest expense                                  173          28              41               26              50          318
  Income tax expense                                    62         (17)             25               23              12          105
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                    $      102           8              45               54              20          229
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         42.65 %     13.66            6.36            88.29           13.93        19.21
  Average loans, net                            $    3,738       2,028          20,881            5,105           4,842       36,594
  Average deposits                                   2,712         825           2,995               21           3,805       10,358
  Average attributed stockholders'
    equity                                      $      946         236           2,688              242             571        4,683
------------------------------------------------------------------------------------------------------------------------------------




                                                                                                 RETAIL
                                                               PRIVATE                      BROKERAGE &
                                                    MUTUAL      CLIENT             CAP        INSURANCE
(IN MILLIONS)                          TRUST         FUNDS     BANKING         ACCOUNT         SERVICES           OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income               $     13             -          43              53               21               -          130
  Provision for loan losses                -             -           1               -                -               -            1
  Fee and other income                   168           118           4              30              229             (25)         524
  Noninterest expense                     97            53          24              31              199               -          404
  Income tax expense                      33            26           8              21               19             (10)          97
------------------------------------------------------------------------------------------------------------------------------------
  Net income                        $     51            39          14              31               32             (15)         152
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)           87.12 %       74.75       22.09           74.50            38.81               -        54.75
  Average loans, net                $    104             -       3,661               -            1,516               -        5,281
  Average deposits                     2,623             -       3,076          14,302                -               -       20,001
  Average attributed stockholders'
    equity                          $    233           163         254             168              326             (32)       1,112
------------------------------------------------------------------------------------------------------------------------------------

                                                                 FIRST                                           RETAIL
                                                                 UNION            HOME           CREDIT          BRANCH
(IN MILLIONS)                                                 MORTGAGE          EQUITY            CARDS        PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                       $       18             145               53             683          899
  Provision for loan losses                                          -              20               35              38           93
  Fee and other income                                              32             (30)              98             207          307
  Noninterest expense                                               54             144               53             584          835
  Income tax expense                                                (1)            (18)              24             103          108
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                 $      (3)            (31)              39             165          170
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                    (14.92)%         (9.67)           34.35           28.64        16.47
  Average loans, net                                         $   1,449          12,683            2,115          30,044       46,291
  Average deposits                                               1,214             295                9          68,446       69,964
  Average attributed stockholders'
    equity                                                   $      72           1,290              449           2,284        4,095
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
                                                                                               THREE MONTHS ENDED SEPTEMBER 30, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                 SMALL                             REAL     CASH MGT. &
                                                              BUSINESS                           ESTATE         DEPOSIT
(IN MILLIONS)                                                  BANKING         LENDING          BANKING        SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                        $      22              92               46             239          399
  Provision for loan losses                                          -              13                5               -           18
  Fee and other income                                               -               -                -             140          140
  Noninterest expense                                               12              69               15             189          285
  Income tax expense                                                 5              (1)              10              73           87
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                 $       5              11               16             117          149
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     10.74 %          3.68            11.66           64.61        22.06
  Average loans, net                                         $   2,792          21,773            8,629               -       33,194
  Average deposits                                                   -               -                -          25,507       25,507
  Average attributed stockholders'
    equity                                                   $     187           1,246              535             719        2,687
------------------------------------------------------------------------------------------------------------------------------------




                                                   CAPITAL     CAPITAL                                        TREASURY/
(IN MILLIONS)                                      MARKETS        MGT.        CONSUMER       COMMERCIAL         NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                         $        314         130             899              399             140        1,882
  Provision for loan losses                             63           1              93               18               -          175
  Trading account profits                               36           -               -                -               -           36
  Fee and other income                                 365         524             307              140              68        1,404
  Noninterest expense                                  318         404             835              285              98        1,940
  Income tax expense                                   105          97             108               87               8          405
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                              229         152             170              149             102          802
  After-tax merger-related and
    restructuring charges                                -          -                -                 -              -            -
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                     $        229         152             170              149             102          802
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         19.21 %     54.75           16.47            22.06           12.81        19.91
  Average loans, net                          $     36,594       5,281          46,291           33,194          10,074      131,434
  Average deposits                                  10,358      20,001          69,964           25,507           7,594      133,424
  Average attributed stockholders'
    equity                                    $      4,683       1,112           4,095            2,687           3,160       15,737
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                               THREE MONTHS ENDED SEPTEMBER 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                  REAL                       COMMERCIAL
                                                INVESTMENT      ESTATE     TRADITIONAL        LEASING &
(IN MILLIONS)                                      BANKING     FINANCE         BANKING             RAIL   INTERNATIONAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                       $           20          18             152               35              53          278
  Provision for loan losses                              -          (1)             62                -               -           61
  Trading account profits (losses)                      74        (147)              -                -               -         (73)
  Fee and other income                                  92           1              36               45              51          225
  Noninterest expense                                  113          22              38               24              40          237
  Income tax expense                                    24         (68)             34               13              24           27
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                $           49         (81)             54               43              40          105
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         28.67 %    (84.08)          10.06           113.62           27.57        10.59
  Average loans, net                        $        3,005       1,553          19,185            4,647           4,910       33,300
  Average deposits                                   2,899         643           3,827               22           4,901       12,292
  Average attributed stockholders'
    equity                                  $          683         382           2,179              150             580        3,974
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 RETAIL
                                                               PRIVATE                      BROKERAGE &
                                                    MUTUAL      CLIENT             CAP        INSURANCE
(IN MILLIONS)                          TRUST         FUNDS     BANKING         ACCOUNT         SERVICES           OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income              $      13             1          42              38                8               -          102
  Provision for loan losses                -             -           1               -                -               -            1
  Fee and other income                   152           105           3              19              195             (20)         454
  Noninterest expense                     93            50          18              27              179               -          367
  Income tax expense                      27            21          10              12                9              (8)          71
------------------------------------------------------------------------------------------------------------------------------------
  Net income                       $      45            35          16              18               15             (12)         117
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)           83.66 %       72.40       24.85           72.46            22.36               -        48.22
  Average loans, net               $     118             -       3,701               -            1,364               -        5,183
  Average deposits                     2,334             -       2,800          11,536                -               -       16,670
  Average attributed stockholders'
    equity                         $     210           147         254             103              267             (27)         954
------------------------------------------------------------------------------------------------------------------------------------


                                                                                  HOME
                                                                              EQUITY &
                                                                 FIRST             THE                           RETAIL
                                                                 UNION           MONEY           CREDIT          BRANCH
(IN MILLIONS)                                                 MORTGAGE           STORE            CARDS        PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                      $        24             112               95             739          970
  Provision for loan losses                                          -               3               42              54           99
  Fee and other income                                              70             178              161             209          618
  Noninterest expense                                               79             174               71             564          888
  Income tax expense                                                 6              43               54             127          230
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        9              70               89             203          371
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     25.00 %         18.71            76.76           32.05        31.98
  Average loans, net                                         $   2,173           9,873            3,648          45,062       60,756
  Average deposits                                               1,413             159               11          76,449       78,032
  Average attributed stockholders'
    equity                                                   $     144           1,472              454           2,529        4,599
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)

                                       T-5


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               THREE MONTHS ENDED SEPTEMBER 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                 SMALL                             REAL     CASH MGT. &
                                                              BUSINESS                           ESTATE         DEPOSIT
(IN MILLIONS)                                                  BANKING         LENDING          BANKING        SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $       22             114               54             250          440
  Provision for loan losses                                          1              18                6               -           25
  Fee and other income                                               -               -                -             129          129
  Noninterest expense                                                9              70               13             186          278
  Income tax expense                                                 5               4               14              74           97
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        7              22               21             119          169
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     17.67 %          6.36            13.77           66.44        23.35
  Average loans, net                                        $    2,648          24,470            9,048               -       36,166
  Average deposits                                                   -               -                -          26,666       26,666
  Average attributed stockholders'
    equity                                                 $       171           1,394              634             713        2,912
------------------------------------------------------------------------------------------------------------------------------------


                                                CAPITAL        CAPITAL                                        TREASURY/
(IN MILLIONS)                                   MARKETS           MGT.        CONSUMER       COMMERCIAL         NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                          $       278         102             970              440              53        1,843
  Provision for loan losses                             61           1              99               25              53          239
  Trading account profits (losses)                     (73)          -               -                -               -         (73)
  Fee and other income                                 225         454             618              129             460        1,886
  Noninterest expense                                  237         367             888              278             152        1,922
  Income tax expense                                    27          71             230               97              75          500
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                              105         117             371              169             233          995
  After-tax merger-related and
    restructuring charges                                -           -               -                -              16           16
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                      $       105         117             371              169             249        1,011
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         10.59 %     48.22           31.98            23.35           22.83        22.99
  Average loans, net                           $    33,300       5,183          60,756           36,166            (355)     135,050
  Average deposits                                  12,292      16,670          78,032           26,666           2,554      136,214
  Average attributed stockholders'
    equity                                     $     3,974         954           4,599            2,912           4,327       16,766
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                NINE MONTHS ENDED SEPTEMBER 30, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                  REAL                       COMMERCIAL
                                                INVESTMENT      ESTATE     TRADITIONAL        LEASING &
(IN MILLIONS)                                      BANKING     FINANCE         BANKING             RAIL   INTERNATIONAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                         $        111          59             497              189             121          977
  Provision for loan losses                             10           -             153                4               -          167
  Trading account profits                              195          56               -                -               -          251
  Fee and other income                                 704         (25)             36              126             155          996
  Noninterest expense                                  513          89             141               80             157          980
  Income tax expense                                   182         (49)             90               71              45          339
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                  $        305          50             149              160              74          738
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         46.63 %     28.74            7.59           100.23           16.77        21.79
  Average loans, net                          $      3,294       2,127          20,951            5,060           4,761       36,193
  Average deposits                                   2,710         768           3,366               21           4,609       11,474
  Average attributed stockholders'
    equity                                    $        875         234           2,616              213             591        4,529
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 RETAIL
                                                               PRIVATE                      BROKERAGE &
                                                    MUTUAL      CLIENT             CAP        INSURANCE
(IN MILLIONS)                          TRUST         FUNDS     BANKING         ACCOUNT         SERVICES           OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income               $     39             2         129             144               57               -          371
  Provision for loan losses                -             -           -               -                -               -            -
  Fee and other income                   496           335          12              84              685             (69)       1,543
  Noninterest expense                    322           182          69              94              609               -        1,276
  Income tax expense                      82            60          27              52               50             (27)         244
------------------------------------------------------------------------------------------------------------------------------------
  Net income                        $    131            95          45              82               83             (42)         394
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)           74.75 %       55.53       24.09           71.50            34.19               -        48.38
  Average loans, net                $    147             -       3,601               -            1,517               -        5,265
  Average deposits                     2,649             -       3,100          14,189                -               -       19,938
  Average attributed stockholders'
    equity                          $    234           158         249             154              324             (30)       1,089
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  HOME
                                                                              EQUITY &
                                                                 FIRST             THE                           RETAIL
                                                                 UNION           MONEY           CREDIT          BRANCH
(IN MILLIONS)                                                 MORTGAGE           STORE            CARDS        PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                        $      62             413              174           2,037        2,686
  Provision for loan losses                                          1              48              120             115          284
  Fee and other income                                             237             167              264             706        1,374
  Noninterest expense                                              199             451              182           1,822        2,654
  Income tax expense                                                38              31               52             308          429
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                 $      61              50               84             498          693
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     66.51 %          6.79            25.16           24.96        21.98
  Average loans, net                                        $    1,695          12,379            2,424          35,399       51,897
  Average deposits                                               1,295             122               10          70,467       71,894
  Average attributed stockholders'
    equity                                                  $      123             978              446           2,665        4,212
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                NINE MONTHS ENDED SEPTEMBER 30, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                 SMALL                             REAL     CASH MGT. &
                                                              BUSINESS                           ESTATE         DEPOSIT
(IN MILLIONS)                                                  BANKING         LENDING          BANKING        SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $       68             280              140             727        1,215
  Provision for loan losses                                          2              48               19               -           69
  Fee and other income                                               -               -                -             412          412
  Noninterest expense                                               36             230               51             585          902
  Income tax expense                                                12             (20)              27             212          231
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $       18              22               43             342          425
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     12.58 %          2.25            10.42           62.42        20.35
  Average loans, net                                        $    2,879          22,359            8,516               -       33,754
  Average deposits                                                   -               -                -          26,017       26,017
  Average attributed stockholders'
    equity                                                  $      192           1,317              553             733        2,795
------------------------------------------------------------------------------------------------------------------------------------


                                                   CAPITAL     CAPITAL                                        TREASURY/
(IN MILLIONS)                                      MARKETS        MGT.        CONSUMER       COMMERCIAL         NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                          $       977         371           2,686            1,215             258        5,507
  Provision for loan losses                            167           -             284               69              (1)         519
  Trading account profits                              251           -               -                -               -          251
  Fee and other income                                 996       1,543           1,374              412             520        4,845
  Noninterest expense                                  980       1,276           2,654              902             690        6,502
  Income tax expense                                   339         244             429              231             (42)       1,201
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                              738         394             693              425             131        2,381
  After-tax merger-related and
    restructuring charges                                -           -               -                -             259          259
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                      $       738         394             693              425             390        2,640
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         21.79 %     48.38           21.98            20.35           15.22        21.74
  Average loans, net                           $    36,193       5,265          51,897           33,754           6,437      133,546
  Average deposits                                  11,474      19,938          71,894           26,017           5,160      134,483
  Average attributed stockholders'
    equity                                     $     4,529       1,089           4,212            2,795           3,427       16,052
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)

                                       T-8


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                NINE MONTHS ENDED SEPTEMBER 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                  REAL                       COMMERCIAL
                                                INVESTMENT      ESTATE     TRADITIONAL        LEASING &
(IN MILLIONS)                                      BANKING     FINANCE         BANKING             RAIL   INTERNATIONAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                           $       60          50             462               85             121          778
  Provision for loan losses                              5          (1)             86                4               2           96
  Trading account profits                              148        (117)              -                -               -           31
  Fee and other income                                 433          (3)             62              140             151          783
  Noninterest expense                                  381          73             132               80             140          806
  Income tax expense                                    90         (87)            118               38              50          209
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                    $      165         (55)            188              103              80          481
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         29.68 %    (22.93)          12.64            91.58           19.72        17.16
  Average loans, net                            $    2,554       1,711          18,431            4,496           4,719       31,911
  Average deposits                                   2,124         631           3,651               21           4,378       10,805
  Average attributed stockholders'
    equity                                      $      747         322           2,011              151             545        3,776
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                 RETAIL
                                                               PRIVATE                      BROKERAGE &
                                                    MUTUAL      CLIENT             CAP        INSURANCE
(IN MILLIONS)                          TRUST         FUNDS     BANKING         ACCOUNT         SERVICES           OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income               $     41             2         120             112               30               -          305
  Provision for loan losses                              -           4               -                -               -            4
  Fee and other income                   446           303           8              54              583             (63)       1,331
  Noninterest expense                    311           160          59              78              516               -        1,124
  Income tax expense                      66            55          25              34               37             (25)         192
------------------------------------------------------------------------------------------------------------------------------------
  Net income                        $    110            90          40              54               60             (38)         316
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)           67.54 %       58.02       22.19           71.94            30.02               -        44.51
  Average loans, net                $    115             -       3,529               -            1,079               -        4,723
  Average deposits                     2,285             -       2,647          11,192                -               -       16,124
  Average attributed stockholders'
    equity                          $    214           142         242             102              266             (28)         938
------------------------------------------------------------------------------------------------------------------------------------



                                                                                  HOME
                                                                              EQUITY &
                                                                 FIRST             THE                           RETAIL
                                                                 UNION           MONEY           CREDIT          BRANCH
(IN MILLIONS)                                                 MORTGAGE           STORE            CARDS        PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                        $      67             191              272           2,201        2,731
  Provision for loan losses                                          1               8              152             138          299
  Fee and other income                                             217             196              304             698        1,415
  Noninterest expense                                              227             227              191           1,767        2,412
  Income tax expense                                                22              58               88             380          548
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                 $      34              94              145             614          887
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     30.93 %         65.18            42.97           27.05        31.00
  Average loans, net                                        $    2,102           7,022            3,735          45,952       58,811
  Average deposits                                               1,318              88               13          77,586       79,005
  Average attributed stockholders'
    equity                                                  $      146             194              449           3,033        3,822
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
                                                                                                NINE MONTHS ENDED SEPTEMBER 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                 SMALL                             REAL     CASH MGT. &
                                                              BUSINESS                           ESTATE         DEPOSIT
(IN MILLIONS)                                                  BANKING         LENDING          BANKING        SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                         $     64             365              161             716        1,306
  Provision for loan losses                                          3              49               13               -           65
  Fee and other income                                               -               -                -             386          386
  Noninterest expense                                               29             230               44             593          896
  Income tax expense                                                12              21               40             195          268
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                  $     20              65               64             314          463
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     16.59 %          5.99            13.66           61.35        21.16
  Average loans, net                                          $  2,584          25,292            9,141               -       37,017
  Average deposits                                                   -               -                -          25,294       25,294
  Average attributed stockholders'
    equity                                                    $    167           1,448              636             684        2,935
------------------------------------------------------------------------------------------------------------------------------------

                                                   CAPITAL     CAPITAL                                        TREASURY/
(IN MILLIONS)                                      MARKETS        MGT.        CONSUMER       COMMERCIAL         NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                           $      778         305           2,731            1,306             359        5,479
  Provision for loan losses                             96           4             299               65              60          524
  Trading account profits                               31           -               -                -               -           31
  Fee and other income                                 783       1,331           1,415              386             747        4,662
  Noninterest expense                                  806       1,124           2,412              896           1,331        6,569
  Income tax expense                                   209         192             548              268            (172)       1,045
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                              481         316             887              463            (113)       2,034
  After-tax merger-related and
    restructuring charges                                -           -               -                -             669          669
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                        $     481         316             887              463             556        2,703
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         17.16 %     44.51           31.00            21.16           17.13        22.43
  Average loans, net                             $  31,911       4,723          58,811           37,017             355      132,817
  Average deposits                                  10,805      16,124          79,005           25,294           4,721      135,949
  Average attributed stockholders'
    equity                                       $   3,776         938           3,822            2,935           4,339       15,810
------------------------------------------------------------------------------------------------------------------------------------

(a) Average attributed stockholders' equity excludes merger-related and restructuring charges and includes average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.


TABLE 4
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS
------------------------------------------------------------------------------------------------------------------------------------

                                                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                                   1999                      1998
                                          -------------------------  -------------------------------------  ------------------------

                                                                          THIRD       SECOND        FIRST        FOURTH        THIRD
                                                1999          1998      QUARTER      QUARTER      QUARTER       QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity                 14.09 X       13.90        14.59        13.92        13.78         13.49        13.67
Return on assets                                1.41 %        1.24         1.39         1.56         1.27          1.47         1.72
Return on stockholders' equity (b)             19.84         17.20        20.24        21.72        17.56         19.87        23.55
Internal capital growth (b)                     8.51 %        7.83         8.91        10.38         6.25         10.28        13.76
------------------------------------------------------------------------------------------------------------------------------------
DIVIDEND PAYOUT RATIOS ON
Operating earnings                             51.46 %       41.03        55.95        52.22        47.00         42.00        41.18
Net income                                     57.09 %       54.51        55.95        52.22        64.38         48.28        41.58
------------------------------------------------------------------------------------------------------------------------------------
OTHER RATIOS ON
Operating earnings
  Return on assets                              1.56 %        1.64         1.39         1.56         1.74          1.70         1.75
  Return on stockholders' equity (b)           21.74 %       22.43        19.91        21.37        23.93         22.12        22.99
------------------------------------------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) Includes average net unrealized gains or losses on debt and equity securities. Amounts presented in each of the four quarters ended June 30, 1999, have been restated to conform to amounts presented in the third quarter of 1999.

TABLE 5
LOANS - ON-BALANCE SHEET AND TOTAL MANAGED PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 1999                       1998
                                                           ------------------------------------------  -------------------------
                                                                     THIRD       SECOND         FIRST       FOURTH         THIRD
(IN MILLIONS)                                                      QUARTER      QUARTER       QUARTER      QUARTER       QUARTER
---------------------------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET
  COMMERCIAL
  Commercial, financial and agricultural                      $     52,497       52,727        52,798       53,961        52,179
  Real estate - construction and other                               2,709        2,636         2,602        2,628         2,884
  Real estate - mortgage                                             8,404        8,441         8,489        8,565         8,977
  Lease financing                                                   11,969       10,527        10,525        9,730         9,388
  Foreign                                                            4,933        4,609         4,084        4,805         4,289
---------------------------------------------------------------------------------------------------------------------------------
        Total commercial                                            80,512       78,940        78,498       79,689        77,717
---------------------------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage                                            27,840       26,628        20,901       21,729        25,522
  Installment loans - Bankcard (a)                                   1,681        2,133         2,579        2,779         2,700
  Installment loans - other                                         25,002       24,320        29,585       29,050        27,564
  Vehicle leasing                                                    5,096        5,753         6,257        6,162         5,955
---------------------------------------------------------------------------------------------------------------------------------
        Total retail                                                59,619       58,834        59,322       59,720        61,741
---------------------------------------------------------------------------------------------------------------------------------
        Total loans                                                140,131      137,774       137,820      139,409       139,458
  Unearned income                                                    5,098        4,195         4,404        4,026         3,769


---------------------------------------------------------------------------------------------------------------------------------
        Loans, net (on-balance sheet)                        $     135,033      133,579       133,416      135,383       135,689
---------------------------------------------------------------------------------------------------------------------------------

TOTAL MANAGED PORTFOLIO (Including on-
  and off-balance sheet portfolios)
---------------------------------------------------------------------------------------------------------------------------------
  COMMERCIAL                                                 $     108,182      103,960        99,608       97,878        92,157
---------------------------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage                                            67,833       67,868        67,135       64,213        65,316
  Installment loans - Bankcard (a)                                   6,373        6,241         6,103        6,487         6,292
  Installment loans - other                                         47,444       46,974        45,847       45,813        44,922
  Vehicle leasing                                                    5,096        5,753         6,257        6,162         5,955
---------------------------------------------------------------------------------------------------------------------------------
        Total retail                                               126,746      126,836       125,342      122,675       122,485
---------------------------------------------------------------------------------------------------------------------------------
        Total on-balance sheet and managed portfolio         $     234,928      230,796       224,950      220,553       214,642
---------------------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice.


TABLE 6
INTEREST-ONLY AND RESIDUAL CERTIFICATES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  SEPTEMBER 30, 1999
                                     -----------------------------------------------------------------------------------------------

                                                                                                                                HOME
                                                                                                                              EQUITY
                                                             HOME                                                 CREDIT    LINES OF
(IN MILLIONS)                                      EQUITY (A) (B)        SBA (B)     STUDENT           AUTO         CARD      CREDIT
------------------------------------------------------------------------------------------------------------------------------------
ACTIVITY
Balance, December 31, 1998                               $  1,095            118         119             16          159          12
Originated residual interests                                   -             75          21              -          235           3
Servicer and other advances, net                               14              -           -              -            -           -
Net accretion (amortization)                                  (64)           (19)          5            (10)        (207)        (5)
Impairment loss                                              (124)            (5)          -             (4)           -           -
Transfer to securitization trust                             (744)             -           -              -            -           -
Unrealized gain (loss)                                        (14)             9           8              2           20           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                              $    163            178         153              4          207          10
------------------------------------------------------------------------------------------------------------------------------------


                                                      HOME EQUITY                                                               HOME
                                     ----------------------------                                                             EQUITY
                                          FIXED          VARIABLE                                                 CREDIT    LINES OF
                                           RATE              RATE            SBA      STUDENT          AUTO         CARD      CREDIT
------------------------------------------------------------------------------------------------------------------------------------
VALUATION ESTIMATES (c)
Discount rate                          11.00 %              11.00          11.00        9.50          11.00        10.00       11.00
Prepayment rate                    CPR-23.35 %          CPR-32.44      CPR-18.38    CPR-3.39       ABS-1.22     9.7 Mths    CPR-3.95
Weighted average life (months)          36.4                 25.3           52.4        70.8            8.5          9.7        54.0
Weighted average cumulative
   net loss                              534 bps              396            454          17            283          507         270
Weighted average coupon rate           11.12 %              10.44           9.43        8.03          10.34        17.33        9.47
Excess annual spread (d)                 369 bps              521            557         126            186          433         247
------------------------------------------------------------------------------------------------------------------------------------


                                                      HOME EQUITY                                                               HOME
                                     ----------------------------                                                             EQUITY
                                          FIXED          VARIABLE                                                 CREDIT    LINES OF
(DOLLARS IN MILLIONS)                      RATE              RATE            SBA      STUDENT          AUTO         CARD      CREDIT
------------------------------------------------------------------------------------------------------------------------------------
COLLATERAL DATA (c)
Securitized principal serviced     $   7,130                2,408          1,257       4,269            423        4,692         160
Contractual delinquency ratios
  30 - 59 days                          2.65 %               2.62           0.28        2.40           3.27         1.24        0.31
  60 - 89 days                          0.95                 0.78           0.39        1.77           0.77         0.61        0.29
  90 - 179 days                         0.96                 1.16           0.72        1.75           0.64         0.95        0.26
  180 - 359 days                        0.83                 1.77           0.57        1.10           0.02            -        0.36
Defaults
  Foreclosures in process (e)           4.87                10.16           1.13         n/a            n/a          n/a           -
  Real estate owned                     1.31 %               2.60           0.17         n/a            n/a          n/a        0.04
------------------------------------------------------------------------------------------------------------------------------------


(a) The September 30, 1999, Home Equity balance includes servicer advances of $147 million.
(b)  The December 31, 1998, Home Equity and Small Business Administration
     (SBA) balances have been restated to reflect the final refinements to the June 30, 1998, valuations for acquired retained interests.
(c) Valuation Estimates and Collateral Data include the interest-only and residual interests that were transferred to the securitization trust in the third quarter of 1999.
(d) Excess annual spread is calculated as the total estimated cash, including cash released from spread accounts, to be received from the securitization trust. The excess annual spread for SBA loans includes the excess spread from the sale of the guaranteed portion of the loans as well as the excess spread from the securitization of the unguaranteed portion.
(e) Foreclosures in process includes loans that are delinquent 360 days or more.
n/a - Data is not applicable.


TABLE 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    1999                      1998
                                                                   --------------------------------------  ------------------------
                                                                        THIRD        SECOND        FIRST       FOURTH        THIRD
(IN MILLIONS)                                                         QUARTER       QUARTER      QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                                       $    1,785         1,826        1,826        1,882        1,870
Provision for loan losses                                                 175           180          164          167          239
Allowance relating to loans acquired, transferred to
  accelerated disposition or sold                                         (25)          (41)           -          (57)         (40)
Loan losses, net                                                         (175)         (180)        (164)        (166)        (187)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                             $    1,760         1,785        1,826        1,826        1,882
-----------------------------------------------------------------------------------------------------------------------------------
as a % of loans, net                                                     1.30 %        1.34         1.37         1.35         1.39
-----------------------------------------------------------------------------------------------------------------------------------
as a % of nonaccrual and restructured loans                               187 %         212          217          246          267
-----------------------------------------------------------------------------------------------------------------------------------
as a % of nonperforming assets                                            169 %         190          192          217          228
-----------------------------------------------------------------------------------------------------------------------------------
LOAN LOSSES
Commercial, financial and agricultural                             $       95            89           78           83           98
Real estate - commercial construction and mortgage                          4            10            1            3            1
Real estate - residential mortgage                                          5             5            5            2            8
Installment loans - Bankcard                                               37            43           49           60           58
Installment loans - other and vehicle leasing                              67            67           65           63           53
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                             208           214          198          211          218
-----------------------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                                     17            12           13           25            9
Real estate - commercial construction and mortgage                          3             2            1            3            3
Real estate - residential mortgage                                          -             2            -             -            -
Installment loans - Bankcard                                                2             3            4            2            6
Installment loans - other and vehicle leasing                              11            15           16           15           13
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                              33            34           34           45           31
-----------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                           $      175           180          164          166          187
-----------------------------------------------------------------------------------------------------------------------------------
as % of average loans, net (a)                                           0.53 %        0.53         0.49         0.50         0.55
-----------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans (b)                                             $      506           427          434          362          294
  Commercial real estate loans                                             59            69           74           67          121
  Consumer real estate loans                                              156           166          181          184          181
  Installment loans                                                       217           181          152          128          108
-----------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                            938           843          841          741          704
Restructured loans and foreclosed properties (c)                          103            97          109          103          121
-----------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                                 $    1,041           940          950          844          825
-----------------------------------------------------------------------------------------------------------------------------------
as % of loans, net, and foreclosed properties                            0.77 %        0.70         0.71         0.62         0.61
-----------------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                                   $       355           333          344          385          279
-----------------------------------------------------------------------------------------------------------------------------------

(a) Annualized.
(b) In the third quarter of 1999 and in the second quarter of 1999, nonperforming assets exclude a nonaccrual commercial loan which is classified in other assets as an asset held for sale and carried at a market value of $14 million and $37 million, respectively.
(c) Restructured loans do not exceed $4 million for any period presented.


TABLE 8
INTANGIBLE ASSETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      1999                      1998
                                                                     --------------------------------------  -----------------------
                                                                          THIRD       SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS)                                                           QUARTER      QUARTER       QUARTER      QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill                                                             $    4,276        4,336         4,354        4,376        4,410
Deposit base premium                                                        283          309           335          360          392
Other                                                                       283          289           294          300          303
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                        $    4,842        4,934         4,983        5,036        5,105
------------------------------------------------------------------------------------------------------------------------------------
MORTGAGE AND OTHER SERVICING ASSETS                                  $      712          744           700          637          554
------------------------------------------------------------------------------------------------------------------------------------
CREDIT CARD PREMIUM                                                  $        8           10            12           14           16
------------------------------------------------------------------------------------------------------------------------------------


TABLE 9
DEPOSITS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     1999                      1998
                                                                  ----------------------------------------  ------------------------
                                                                         THIRD       SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS)                                                          QUARTER      QUARTER       QUARTER      QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                                                $    28,737       31,703        31,757       35,614       30,504
Savings and NOW accounts                                                36,667       37,354        38,131       38,649       33,344
Money market accounts                                                   19,666       20,109        20,006       20,822       23,489
Other consumer time                                                     32,743       33,192        34,339       35,809       36,805
------------------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                            117,813      122,358       124,233      130,894      124,142
Foreign                                                                  5,590        5,591         4,850        5,427        4,226
Other time                                                              10,500        5,654         5,141        6,146        6,160
------------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                             $   133,903      133,603       134,224      142,467      134,528
------------------------------------------------------------------------------------------------------------------------------------


TABLE 10
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 SEPTEMBER 30, 1999
                                                                                                                -------------------
(IN MILLIONS)                                                                                                     TIME CERTIFICATES
------------------------------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                                                      $       4,286
Over 3 months through 6 months                                                                                                3,474
Over 6 months through 12 months                                                                                               5,410
Over 12 months                                                                                                                2,653
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                                          $     15,823
------------------------------------------------------------------------------------------------------------------------------------


TABLE 11
LONG-TERM DEBT
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    1999                      1998
                                                                      ---------------------------------- -------------------------
                                                                         THIRD       SECOND        FIRST       FOURTH        THIRD
(IN MILLIONS)                                                          QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY THE
  PARENT COMPANY
  Notes
    Floating rate extendible, due June 15, 2005                        $    10           10           10           10           10
    7.10%, due August 15, 2004                                             348            -            -            -            -
    6-5/8%, due June 15, 2004                                              398          398            -            -            -
    6.60%, due June 15, 2000                                               250          250          250          250          249
  Subordinated notes
    6.30%, Putable/Callable, due April 15, 2028                            200          200          200          200          200
    7.18%, due April 15, 2011                                               59           59           59           59           59
    8%, due August 15, 2009                                                149          149          149          149          149
    6-3/8%, due January 15, 2009                                           148          148          148          148          148
    6%, due October 30, 2008                                               198          198          198          198          198
    6.40%, due April 1, 2008                                               298          298          298          297          297
    7-1/2%, due  July 15, 2006                                             298          298          298          298          298
    7%, due March 15, 2006                                                 199          199          199          199          199
    6-7/8%, due September 15, 2005                                         249          249          249          249          249
    7.05%, due August 1, 2005                                              249          249          249          249          249
    6-5/8%, due July 15, 2005                                              249          249          249          249          249
    8.77%, due November 15, 2004                                           149          149          149          149          149
    Floating rate, due July 22, 2003                                       150          150          149          149          149
    7-1/4%, due February 15, 2003                                          149          149          149          149          149
    8%, due November 15, 2002                                              224          224          224          224          224
    8-1/8%, due June 24, 2002                                              249          249          249          249          249
    9.45%, due August 15, 2001                                             149          149          149          149          149
    Fixed rate medium-term, varying rates and terms                         37           37           37           37           37
    9.45%                                                                    -            -          250          250          250
  Subordinated debentures
    6.55%, due October 15, 2035                                            249          249          249          249          249
    7-1/2%, due April 15, 2035                                             247          247          247          247          247
    6.824%/7.574%, due August 1, 2026                                      298          298          298          298          298
-----------------------------------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the Parent Company          5,203        4,855        4,706        4,705        4,704
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 11
LONG-TERM DEBT
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                    1999                      1998
                                                                       ----------------------------------   -----------------------
                                                                         THIRD       SECOND        FIRST       FOURTH        THIRD
(IN MILLIONS)                                                          QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes
  Medium-term, varying rates and terms to September 15, 2006            18,284       17,921       12,721       10,808        7,248
  Senior notes from acquired companies, varying
   rate and terms to April 15, 2004                                        569          569          569          569          569
Subordinated notes
  Bank, varying rates and terms to December 15, 2036                     1,200        1,200        1,200        1,200          650
  7.95%, due December 1, 2007                                              100          100          100          100          100
  6-3/4%, due November 15, 2006                                            200          200          200          200          200
  6-5/8%, due March 15, 2005                                               175          175          175          175          175
  5-7/8%, due October 15, 2003                                             200          200          200          200          200
  6.80%, due June 15, 2003                                                 149          149          149          149          149
  9-3/8%, due April 15, 2003                                               100          100          100          100          100
  6-5/8%, due March 15, 2003                                               150          150          150          150          150
  7.30%, due December 1, 2002                                              150          150          150          150          150
  7-7/8%, due July 15, 2002                                                100          100          100          100          100
  9-5/8%, due February 15, 2001                                            150          150          150          150          150
  9-5/8%, due August 15, 1999                                                -          150          150          150          150
  9-5/8%                                                                     -            -          100          100          100
Subordinated capital notes
  9-5/8%                                                                        -            -        75           75           75
  9-7/8%                                                                        -            -        75           75           75
-----------------------------------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                              21,527       21,314       16,364       14,451       10,341
-----------------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                               1,730        1,730        1,736        1,736        1,736
Advances from the Federal Home Loan Bank                                 2,387        1,387          987          986        1,186
4.556% auto securitization financing, due September 30, 2008             1,022        1,022        1,021        1,023          759
Mortgage notes and other debt of subsidiaries,
  varying rates and terms                                                    7            7            7            8            9
Capitalized leases                                                          34           35           37           40           41
-----------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                 5,180        4,181        3,788        3,793        3,731
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                    $      31,910       30,350       24,858       22,949       18,776
-----------------------------------------------------------------------------------------------------------------------------------


TABLE 12
CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------


                                                    TWELVE                                   1999                       1998
                                                    MONTHS        --------------------------------------  ---------------------
                                                     ENDED
                                                 SEPT. 30,          THIRD       SECOND        FIRST        FOURTH        THIRD
(IN MILLIONS)                                         1999        QUARTER      QUARTER      QUARTER       QUARTER      QUARTER
-------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                  $     17,370         15,747       16,231       17,173        17,370       16,526
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                         3,238            802          873          706           857          995
  Net unrealized gain (loss) on debt and
    equity securities                               (1,098)          (193)        (341)        (415)         (149)         222
-------------------------------------------------------------------------------------------------------------------------------
       Total comprehensive income                    2,140            609          532          291           708        1,217
Purchase of common stock                            (2,347)           (22)        (854)        (854)         (617)           -
Common stock issued for
  Stock options and restricted stock                   450             25          268           49           108           23
  Dividend reinvestment plan                            83             21           21           22            19           20
Cash dividends paid                                 (1,768)          (452)        (451)        (450)         (415)        (416)
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                        $     15,928         15,928       15,747       16,231        17,173       17,370
-------------------------------------------------------------------------------------------------------------------------------


TABLE 13
CAPITAL RATIOS
------------------------------------------------------------------------------------------------------------------------------

                                                                                             1999                        1998
                                                          ----------------------------------------  --------------------------
                                                                THIRD        SECOND         FIRST        FOURTH         THIRD
(IN MILLIONS)                                                 QUARTER       QUARTER       QUARTER       QUARTER       QUARTER
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                       $       13,532        13,071        13,186        13,603        13,610
  Total capital                                                21,337        20,999        21,288        21,794        21,401
Adjusted risk-weighted assets                                 188,050       196,654       187,679       196,033       182,105
Adjusted leverage ratio assets                         $      224,935       219,629       219,904       225,830       224,189
Ratios
  Tier 1 capital                                                 7.20 %        6.65          7.03          6.94          7.47
  Total capital                                                 11.35         10.68         11.34         11.12         11.75
  Leverage                                                       6.02          5.95          6.00          6.02          6.07
STOCKHOLDERS' EQUITY TO ASSETS
  Quarter-end                                                    6.78          6.85          7.28          7.23          7.40
  Average                                                        6.85 %        7.19          7.26          7.42          7.32
------------------------------------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                                      7.27 %        7.13          7.33          7.48          7.49
  First Union Bank of Delaware                                  11.56          9.41         13.11         11.44         16.11
  First Union Home Equity Bank                                  19.18         12.73         13.41         11.91         13.51
Total capital
  First Union National Bank                                     10.39         10.17         10.28         10.38         10.38
  First Union Bank of Delaware                                  12.73         10.98         14.62         12.82         16.56
  First Union Home Equity Bank                                  22.36         14.88         15.51         13.82         15.78
Leverage
  First Union National Bank                                      6.46          6.72          6.63          6.69          6.35
  First Union Bank of Delaware                                   6.05          6.25          8.18          6.96         18.90
  First Union Home Equity Bank                                  12.88 %       10.29         10.53         10.86         11.22
------------------------------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.


TABLE 14
UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                     1999                     1998
                                                                      ------------------------------------  -----------------------
                                                                           THIRD        SECOND      FIRST       FOURTH       THIRD
(IN MILLIONS)                                                            QUARTER       QUARTER    QUARTER      QUARTER     QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES PORTFOLIOS (a)
Securities available for sale (b)                                   $       (833)         (528)        (2)         636         867
Investment securities                                                         70            83        122          137         144
-----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - securities portfolios               (763)         (445)       120          773       1,011
Less unrealized gains (losses) in securities considered
  an economic hedge of mortgage servicing rights                             (56)          (45)        (9)          14          52
-----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - securities portfolios               (707)         (400)       129          759         959
-----------------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET DERIVATIVE FINANCIAL
  INSTRUMENTS (a)
  Asset rate conversions (b)                                                (217)         (152)       151          390         618
  Liability rate conversions                                                 256           273        386          472         609
  Rate sensitivity hedges                                                     (7)           (6)       (22)         (23)        (24)
-----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains - off-balance sheet
          derivative financial instruments                                    32           115        515          839       1,203
Less unrealized gains (losses) in interest rate swaps
  designated as offsets to fixed rate liabilities                            (72)            8        266          472         609
-----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains - off-balance sheet
          derivative financial instruments                                   104           107        249          367         594
-----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses)                               $       (603)         (293)       378        1,126       1,553
-----------------------------------------------------------------------------------------------------------------------------------

(a) Additional information related to the securities portfolios can be found in Tables 15 and 16. Additional information related to off-balance sheet derivative financial instruments can be found in Tables 17, 18 and 19.
(b) As of September 30, 1999, unrealized gains of $22 million associated with $7.5 billion of interest rate swaps that qualify as asset rate conversions of securities available for sale are included with the results of the securities available for sale portfolio.


TABLE 15
SECURITIES AVAILABLE FOR SALE
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 September 30, 1999
                                 --------------------------------------------------------------------------------------------------
                                                                                            GROSS UNREALIZED                AVERAGE
                                  1 YEAR        1-5         5-10     AFTER 10            --------------------  AMORTIZED   MATURITY
(IN MILLIONS)                    OR LESS      YEARS        YEARS        YEARS     TOTAL     GAINS    LOSSES         COST   IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                  $       9          1        1,703          540     2,253         -       102      2,355       12.97
U.S. Government agencies              56        835       20,883        1,620    23,394         7       859     24,246        8.51
Asset-backed                         258     11,354        5,365          214    17,191       463       296     17,024        5.02
State, county and municipal              -        1           38          120       159         1         1        159       19.30
Sundry                               148        712        2,981        1,857     5,698        70       116      5,744        8.70
-----------------------------------------------------------------------------------------------------------------------
        Total                  $     471     12,903       30,970        4,351    48,695       541     1,374     49,528        7.54
----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                $     471     12,903       30,970        2,800    47,144       479     1,363     48,028
Equity securities                        -         -             -      1,551     1,551        62        11      1,500
-----------------------------------------------------------------------------------------------------------------------
        Total                  $     471     12,903       30,970        4,351    48,695       541     1,374     49,528
-----------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                $     441     12,519       32,107        2,961    48,028
Equity securities                        -         -             -      1,500     1,500
----------------------------------------------------------------------------------------
        Total                  $     441     12,519       32,107        4,461    49,528
----------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                     6.20 %     4.98         5.76         5.70      5.75
  U.S. Government agencies          5.97       6.87         6.46         6.44      6.48
  Asset-backed                      9.44       8.49         6.86         7.65      7.95
  State, county and municipal            -     7.63         6.72         7.19      7.08
  Sundry                            3.57       6.74         7.47         4.24      6.25
  Consolidated                      6.97 %     8.28         6.59         5.52      6.92
----------------------------------------------------------------------------------------

   Included in "Asset-backed" are interest-only and residual certificates with a market value of $715 million; gross unrealized gains and losses of $52 million and $3 million, respectively; and an amortized cost of $666 million.

   Included in "U.S. Government agencies" and "Sundry" are $2.6 billion of securities denominated in currencies other than the U.S. dollar. These securities had a weighted average maturity of 9.12 years and a weighted average yield of 7.36 percent. For comparative purposes, the weighted average U.S. dollar equivalent yield of these securities was 10.29 percent based on a weighted average funding cost differential of (2.93) percent.

   Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.

   Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.

   At September 30, 1999, there were forward commitments to purchase securities at a cost which approximates market value of $4.6 billion, and commitments to sell securities at a cost which approximates market value of $2.8 billion.

   Gross gains and losses realized on the sale of debt securities for the nine months ended September 30, 1999, were $67 million and $122 million, respectively, and gross gains and losses realized on equity securities were $135 million and $5 million, respectively.


TABLE 16
INVESTMENT SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 SEPTEMBER 30, 1999
                                   ------------------------------------------------------------------------------------------------
                                                                                         GROSS UNREALIZED                 AVERAGE
                                      1 YEAR      1-5       5-10  AFTER 10            -----------------------  MARKET    MATURITY
(IN MILLIONS)                        OR LESS    YEARS      YEARS     YEARS     TOTAL      GAINS      LOSSES     VALUE     IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                    $         7        -          -         -         7          -           -         7         1.03
U.S. Government agencies                  41      201        728         -       970          9          16       963         5.02
CMOs                                      64        -          1         -        65          1           1        65         0.67
State, county and municipal              103      146        274       165       688         78           1       765         7.18
Sundry                                     4       22          2         2        30          -           -        30         2.94
----------------------------------------------------------------------------------------------------------------------
        Total                    $       219      369      1,005       167     1,760         88          18     1,830         5.65
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                  $       220      382      1,035       193     1,830
-------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                         4.70 %      -          -         -      4.70
  U.S. Government agencies              6.84     7.19       6.50         -      6.66
  CMOs                                  8.36        -      10.34         -      8.40
  State, county and municipal          10.04    10.04      11.90     11.69     11.18
  Sundry                                7.32     6.99       7.11      6.61      7.02
  Consolidated                          8.73 %   8.30       7.98     11.63      8.49
-------------------------------------------------------------------------------------

   Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

   Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.

   There were no commitments to purchase or sell investment securities at September 30, 1999.

   There were no gains or losses realized on repurchase agreement underdeliveries and calls of investment securities for the nine months ended September 30, 1999.


TABLE 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-----------------------------------------------------------------------------------------------------------------------------------
                                                           WEIGHTED
                                                    AVERAGE RATE (B)                ESTIMATED
                                               ----------------------  ----------------------
                                                                        MATURITY
SEPTEMBER 30, 1999                  NOTIONAL                                  IN        FAIR
(IN MILLIONS)                         AMOUNT   RECEIVE          PAY     YEARS (C)   VALUE (D)            COMMENTS
-----------------------------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps          $      50,839      6.86  %      5.86 %       1.44                    $43.3 billion converts
    Carrying amount                                                              $       115        floating rate loans to
    Unrealized gross gain                                                                184        fixed rate. Adds to
    Unrealized gross loss                                                                (77)       liability sensitivity.
                                                                                                    $7.5 billion are rate
                                                                                                    conversions of securities
                                                                                   ----------       available for sale.
        Total                                                                            222
                                                                                   ----------
  Interest rate collars                6,000          -              -      8.97                    Converts floating rate
    Carrying amount                                                                      114        loans to fixed rate when
    Unrealized gross gain                                                                  -        LIBOR is below 6.00
    Unrealized gross loss                                                               (298)       percent (purchased floor)
                                                                                   ----------       or above 7.00 percent
        Total                                                                           (184)       (sold cap).
                                                                                   ----------
  Interest rate floors                   363          -              -      0.66                    Converts floating rate
    Carrying amount                                                                        2        loans to fixed rate when
    Unrealized gross gain                                                                  -        LIBOR is below 6.61
    Unrealized gross loss                                                                 (1)       percent.
                                                                                   ----------
        Total                                                                              1
                                                                                   ----------
  Long eurodollar futures                190          -              -      0.25                    Locks in reset rates on
    Carrying amount                                                                        -        floating rate loans. $115
    Unrealized gross gain                                                                  -        million effective
    Unrealized gross loss                                                                  -        December 2000; $15
                                                                                                    million, March, June,
                                                                                                    September and December
                                                                                                    2001; and $15 million
                                                                                   ----------       March 2002.
        Total                                                                              -
                                                                                   ----------
  Collar on eurodollar futures         1,692          -              -      0.21                    Purchased call options
    Carrying amount                                                                        -        and written put options
    Unrealized gross gain                                                                  -        that lock in reset rates
    Unrealized gross loss                                                                  -        on floating rate loans.
                                                                                   ----------
        Total                                                                              -
                                                                                   ----------
  Other derivatives                      408          -              -      5.93                    Includes interest rate
    Carrying amount                                                                        5        caps and purchased
    Unrealized gross gain                                                                  -        options on forward swaps
    Unrealized gross loss                                                                 (3)       that convert fixed rate
                                                                                                    assets to floating rate
                                                                                                    with a weighted average
                                                                                                    strike rate of 7.71
                                                                                   ----------       percent.
        Total                                                                              2
---------------------------------------------                                      ----------
        Total asset rate
          conversions          $      59,492          -              -      2.19 $        41
---------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps          $      64,811      6.63  %      5.96 %       5.51                    Converts $37.8 billion of
    Carrying amount                                                              $        39        fixed rate liabilities,
    Unrealized gross gain                                                                462        primarily CDs, long-term
    Unrealized gross loss                                                               (274)       debt and bank notes, to
                                                                                                    floating rate. Converts
                                                                                                    $27.0 billion of floating
                                                                                                    rate liabilities,
                                                                                                    primarily deposits and
                                                                                   ----------       long-term debt, to fixed
        Total                                                                            227        rate.
                                                                                   ----------
  Interest rate collars        $       6,000          -              -      2.00                    Converts floating rate
    Carrying amount                                                              $        10        deposits to fixed rate
    Unrealized gross gain                                                                 53        when LIBOR is between
    Unrealized gross loss                                                                  -        5.50 percent (purchased
                                                                                                    cap) and 6.50 percent
                                                                                                    (sold cap) or below 4.50
                                                                                                    percent (sold floor).
-------------------------------                                                    ----------
        Total                                                                             63
-------------------------------                                                    ----------
                                                                                                    (Continued)



TABLE 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-----------------------------------------------------------------------------------------------------------------------------------

                                                               WEIGHTED
                                                        AVERAGE RATE (B)               ESTIMATED
                                                   ---------------------   ----------------------
                                                                            MATURITY
SEPTEMBER 30, 1999                      NOTIONAL                                  IN        FAIR
(IN MILLIONS)                             AMOUNT   RECEIVE          PAY     YEARS (C)   VALUE (D)                 COMMENTS
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  (Continued)
  Interest rate caps                   5,000         -            -         1.00                    Converts floating rate
    Carrying amount                                                                       18        deposits to fixed rate
    Unrealized gross gain                                                                 16        when LIBOR is above 5.44
    Unrealized gross loss                                                                  -        percent.
                                                                                   ----------
        Total                                                                             34
                                                                                   ----------
  Other derivatives                      170         -            -         3.82                    Includes primarily
    Carrying amount                                                                        1        interest rate floors that
    Unrealized gross gain                                                                  -        offset corresponding
    Unrealized gross loss                                                                 (1)       floors in floating rate
                                                                                   ----------       long-term debt.
        Total                                                                              -
-------------------------------------------------                                  ----------
        Total liability rate
          conversions              $  75,981         -              -      4.93 $       324
-------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Basis swaps                      $     783      5.38  %      5.40 %       3.36                    Converts LIBOR reset
    Carrying amount                                                              $         -        rates on pay variable
    Unrealized gross gain                                                                  -        swaps under asset rate
    Unrealized gross loss                                                                  -        conversions to commercial
                                                                                                    paper rates.
                                                                                   ----------
        Total                                                                              -
                                                                                   ----------
  Purchased call options on
    forward swaps                      7,500          -              -      1.21                    Provides the right to
    Carrying amount                                                                      178        execute interest rate
    Unrealized gross gain                                                                  1        swaps to convert receive
    Unrealized gross loss                                                                  -        floating swaps, under
                                                                                                    liability rate
                                                                                   ----------       conversions, to fixed
        Total                                                                            179        rate at a strike of 7.09
                                                                                   ----------       percent.

  Interest rate caps                  12,109          -              -      0.58                    $9.9 billion locks in
    Carrying amount                                                                       21        reset rates on pay
    Unrealized gross gain                                                                  -        variable swaps under
    Unrealized gross loss                                                                (13)       asset or liability rate
                                                                                                    conversions when LIBOR is
                                                                                                    above 6.26 percent. $2.2
                                                                                                    billion locks in 1-year
                                                                                                    CMT rates at 5.70 percent
                                                                                                    to cap pay variable swaps
                                                                                                    under asset or liability
                                                                                   ----------       rate conversions.
        Total                                                                              8
                                                                                   ----------
  Short eurodollar futures            19,330          -              -      0.25                    Locks in LIBOR reset
    Carrying amount                                                                        -        rates on pay variable
    Unrealized gross gain                                                                  7        swaps under asset or
    Unrealized gross loss                                                                 (2)       liability rate
                                                                                                    conversions. $6.8 billion
                                                                                                    effective December 1999;
                                                                                                    $4.1 billion March 2000;
                                                                                   ----------       $4.5 billion June 2000;
        Total                                                                              5        and $3.9 billion
                                                                                   ----------       September 2000.

  Collar on eurodollar futures         8,308          -              -      0.39                    $6.3 billion purchased
    Carrying amount                                                                        -        call options and written
    Unrealized gross gain                                                                  -        put/call options that
    Unrealized gross loss                                                                  -        offset the December 1999
                                                                                                    and September 2000 short
                                                                                                    eurodollar futures
                                                                                                    contracts. $2.0 billion
                                                                                   ----------       locks in reset rates on
        Total                                                                              -        pay variable swaps under
------------------------------------------------                                   ----------       asset or liability rate
        Total rate sensitivity                                                                      conversions.
          hedges                   $  48,030          -              -      0.56 $       192
-------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive rates are fixed rates set at the time the contract was transacted. Weighted average pay rates are generally based on one-to-six month LIBOR, and they are pay rates in effect as of September 30, 1999. Weighted average receive and pay rates do not include the impact of forward-starting interest rate swaps.
(c) Estimated maturity approximates average life. Interest rate swaps with a notional amount of $7.5 billion may be extended through 2012.
(d) Carrying amount includes accrued interest receivable or payable and unamortized premiums paid or received.


TABLE 18
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
-----------------------------------------------------------------------------------------------------------------------------

September 30, 1999                                 1 Year          1 -2         2 -5        5 -10      After 10
(In millions)                                     or Less         Years        Years        Years         Years        Total
-----------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                      $     12,279        34,906        2,357          868           429       50,839
Notional amount - other                      $      1,992           160          250        6,251             -        8,653
Weighted average receive rate (b)                    6.56 %        7.05         5.97         5.70          6.49         6.86
Estimated fair value                         $         96           132           (2)        (183)           (2)          41
-----------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                      $     21,591         2,507        2,300       23,258        15,155       64,811
Notional amount - other                      $             -      5,000        6,170            -             -       11,170
Weighted average receive rate (b)                    6.63 %        6.73         6.64         6.60          6.23         6.63
Estimated fair value                         $         12            46           96          238           (68)         324
-----------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                      $         77            82          442          182             -          783
Notional amount - other                      $     37,529         7,500        2,218            -             -       47,247
Weighted average receive rate (b)                    5.38 %        5.38         5.38         5.38             -         5.38
Estimated fair value                         $          5           179            8            -             -          192
-----------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Weighted average receive rates include the impact of interest rate swaps only.


TABLE 19
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
-------------------------------------------------------------------------------------------------------------


                                                              ASSET     LIABILITY          RATE
                                                               RATE          RATE   SENSITIVITY
(IN MILLIONS)                                           CONVERSIONS    CONVERSIONS       HEDGES        TOTAL
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                          $        25,908         9,068        14,454       49,430
Additions                                                    37,541        68,095        52,059      157,695
Maturities/Amortizations                                     (2,528)       (1,182)      (12,734)     (16,444)
Terminations/Redesignations                                  (1,429)               -     (5,749)      (7,178)
-------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                         $        59,492        75,981        48,030      183,503
-------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.


FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
--------------------------------------------------------------------------------------------------------------------------------
                                                                       THIRD QUARTER 1999              SECOND QUARTER 1999
                                                       ----------------------------------       --------------------------------
                                                                                  AVERAGE                               AVERAGE
                                                                       INTEREST     RATES                     INTEREST    RATES
                                                           AVERAGE      INCOME/   EARNED/         AVERAGE      INCOME/  EARNED/
(IN MILLIONS)                                             BALANCES      EXPENSE      PAID        BALANCES      EXPENSE     PAID
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                       $         593            7      4.43 %   $       574            7     4.27 %
Federal funds sold and securities
  purchased under resale agreements                          8,545          107      4.97           7,989           93     4.68
Trading account assets (a)                                  10,182          167      6.52           9,141          139     6.09
Securities available for sale (a)                           46,798          813      6.96          38,996          646     6.63
Investment securities (a)
  U.S. Government and other                                  1,100           18      6.62           1,192           19     6.50
  State, county and municipal                                  695           19     10.62             719           19    10.59
--------------------------------------------------------------------------------               ------------------------
        Total investment securities                          1,795           37      8.17           1,911           38     8.03
--------------------------------------------------------------------------------               ------------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural                  51,331        1,036      8.01          52,714        1,013     7.71
    Real estate - construction and other                     2,654           50      7.59           2,668           50     7.44
    Real estate - mortgage                                   8,421          166      7.80           8,446          159     7.56
    Lease financing                                          4,904          154     12.57           4,956          161    13.03
    Foreign                                                  4,695           69      5.82           4,223           65     6.17
--------------------------------------------------------------------------------               ------------------------
        Total commercial                                    72,005        1,475      8.14          73,007        1,448     7.95
--------------------------------------------------------------------------------               ------------------------
  Retail
    Real estate - mortgage                                  26,959          474      7.03          23,680          414     6.98
    Installment loans - Bankcard (c)                         2,169           74     13.64           2,620           89    13.73
    Installment loans - other and vehicle leasing           30,301          686      9.00          36,017          783     8.71
--------------------------------------------------------------------------------               ------------------------
        Total retail                                        59,429        1,234      8.28          62,317        1,286     8.26
--------------------------------------------------------------------------------               ------------------------
        Total loans                                        131,434        2,709      8.20         135,324        2,734     8.10
--------------------------------------------------------------------------------               ------------------------
        Total earning assets                               199,347        3,840      7.67         193,935        3,657     7.55
                                                                      -----------                           --------------------
Cash and due from banks                                      8,477                                  9,544
Other assets                                                21,776                                 20,898
-------------------------------------------------------------------                            -----------
        Total assets                                 $     229,600                            $   224,377
-------------------------------------------------------------------                            -----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                                37,254          266      2.82          37,839          242     2.57
    Money market accounts                                   20,087          159      3.14          20,131          153     3.06
    Other consumer time                                     32,600          407      4.95          33,500          421     5.04
    Foreign                                                  5,345           62      4.60           5,167           58     4.46
    Other time                                               7,545          112      5.91           5,293           80     6.05
--------------------------------------------------------------------------------               ------------------------
        Total interest-bearing deposits                    102,831        1,006      3.88         101,930          954     3.75
  Federal funds purchased and securities
    sold under repurchase agreements                        29,940          357      4.73          28,688          332     4.64
  Commercial paper                                           2,287           28      4.83           2,087           23     4.42
  Other short-term borrowings                                7,973          105      5.26           8,117          101     4.98
  Long-term debt                                            31,112          434      5.59          27,129          369     5.44
--------------------------------------------------------------------------------               ------------------------
        Total interest-bearing liabilities                 174,143        1,930      4.41         167,951        1,779     4.24
                                                                      --------------------                  --------------------
  Noninterest-bearing deposits                              30,593                                 31,862
  Other liabilities                                          9,127                                  8,442
  Stockholders' equity                                      15,737                                 16,122
-------------------------------------------------------------------                            -----------
         Total liabilities and stockholders' equity  $     229,600                            $   224,377
-------------------------------------------------------------------                            -----------
Interest income and rate earned                                    $      3,840      7.67 %               $      3,657     7.55 %
Interest expense and equivalent rate paid                                 1,930      3.85                        1,779     3.67
------------------------------------------------------------------------------------------                  --------------------
Net interest income and margin                                     $      1,910      3.82 %               $      1,878     3.88 %
------------------------------------------------------------------------------------------                  --------------------

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

     -------------------------------------------------------------------------------------------------------------------------
                      FIRST QUARTER 1999                          FOURTH QUARTER 1998                       THIRD QUARTER 1998
     -----------------------------------          ------------------------------------           -----------------------------
                                 AVERAGE                                       AVERAGE                                    AVERAGE
                    INTEREST       RATES                         INTEREST        RATES                        INTEREST      RATES
        AVERAGE      INCOME/     EARNED/             AVERAGE      INCOME/      EARNED/            AVERAGE      INCOME/    EARNED/
       BALANCES      EXPENSE        PAID            BALANCES      EXPENSE         PAID           BALANCES      EXPENSE      PAID
     ------------------------------------------------------------------------------------------------------------------   -------
  $       1,322           17        5.42  %    $       1,749           25         5.72 %   $        1,752           25    5.76 %

         11,332          123        4.40              13,558          157         4.62             14,331          189    5.19
          7,984          118        5.97              10,596          189         7.05             10,235          167    6.50
         38,074          628        6.60              38,287          625         6.52             36,677          609    6.64

          1,240           22        6.97               1,290           24         7.35              1,366           25    7.26
            735           19       10.55                 765           20        10.40                812           21    10.40
     ------------------------                    -------------------------                   --------------------------
          1,975           41        8.30               2,055           44         8.48              2,178           46    8.43
     ------------------------                    -------------------------                   --------------------------


         53,418          996        7.55              52,473          996         7.53             50,049          984    7.80
          2,613           49        7.61               2,756           56         8.04              2,921           62    8.50
          8,532          167        7.94               8,745          181         8.21              9,523          210    8.75
          4,792          150       12.49               4,590          134        11.74              4,563          131    11.48
          4,393           64        5.94               4,797           77         6.37              4,257           75    7.02
     ------------------------                    -------------------------                   --------------------------
         73,748        1,426        7.83              73,361        1,444         7.82             71,313        1,462    8.14
     ------------------------                    -------------------------                   --------------------------

         21,774          394        7.25              24,561          454         7.38             26,072          488    7.48
          2,650           88       13.22               2,708           92        13.52              3,957          156    15.80
         35,736          768        8.67              33,844          769         9.04             33,708          780    9.20
     ------------------------                    -------------------------                   --------------------------
         60,160        1,250        8.36              61,113        1,315         8.57             63,737        1,424    8.91
     ------------------------                    -------------------------                   --------------------------
        133,908        2,676        8.06             134,474        2,759         8.16            135,050        2,886    8.50
     ------------------------                    -------------------------                   --------------------------
        194,595        3,603        7.46             200,719        3,799         7.53            200,223        3,922    7.80
                  -----------------------                      ------------------------                        ---------------
         10,134                                        9,491                                        8,780

         19,958                                       20,515                                       20,120
     -----------                                 ------------                                -------------
  $     224,687                                $     230,725                               $      229,123
     -----------                                 ------------                                -------------

         37,953          244        2.60              36,101          246         2.71             33,874          229    2.68
         20,422          157        3.11              21,992          185         3.32             23,594          201    3.38
         35,114          448        5.18              36,341          487         5.31             37,501          506    5.36
          5,243           60        4.71               5,221           66         5.06              4,797           68    5.57
          5,534           83        6.04               6,205           90         5.79              6,068           93    6.05
     ------------------------                    -------------------------                   --------------------------
        104,266          992        3.86             105,860        1,074         4.03            105,834        1,097    4.11

         26,782          309        4.68              31,340          385         4.87             35,902          473    5.23
          1,982           23        4.73               2,071           25         4.77              1,742           24    5.44
         11,280          135        4.86              13,128          174         5.26             14,642          201    5.47
         23,968          333        5.55              20,944          312         5.96             16,070          253    6.24
     ------------------------                    -------------------------                   --------------------------
        168,278        1,792        4.31             173,343        1,970         4.52            174,190        2,048    4.65
                  -----------------------                      ------------------------                        ---------------
         31,996                                       31,600                                       30,380
          8,108                                        8,673                                        7,787
         16,305                                       17,109                                       16,766
     -----------                                 ------------                                -------------
  $     224,687                                $     230,725                               $      229,123
     -----------                                 ------------                                -------------
                $      3,603        7.46  %                  $      3,799         7.53 %                  $      3,922    7.80 %
                       1,792        3.72                            1,970         3.90                           2,048    4.06
                  -----------------------                      ------------------------                       ----------------
                $      1,811        3.74  %                  $      1,829         3.63 %                  $      1,874    3.74 %
                  -----------------------                      ------------------------                       ----------------

(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice.


FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   NINE MONTHS ENDED 1999                   NINE MONTHS ENDED 1998
                                                                   ----------------------                   ----------------------
                                                                                  AVERAGE                                  AVERAGE
                                                                     INTEREST       RATES                      INTEREST      RATES
                                                          AVERAGE     INCOME/     EARNED/          AVERAGE      INCOME/    EARNED/
(IN MILLIONS)                                            BALANCES     EXPENSE        PAID         BALANCES      EXPENSE       PAID
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                      $         827          31        4.92 %   $      2,527          109       5.76 %
Federal funds sold and securities
  purchased under resale agreements                         9,279         323        4.66           11,984          469       5.23
Trading account assets (a)                                  9,110         424        6.21            7,925          366       6.19
Securities available for sale (a)                          41,321       2,087        6.74           34,129        1,697       6.63
Investment securities (a)
  U.S. Government and other                                 1,177          59        6.70            1,875           97       6.90
  State, county and municipal                                 716          57       10.59              901           68      10.04
--------------------------------------------------------------------------------                  ----------------------
        Total investment securities                         1,893         116        8.17            2,776          165       7.92
--------------------------------------------------------------------------------                  ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural                 52,480       3,045        7.76           49,274        2,930       7.95
    Real estate - construction and other                    2,645         149        7.55            2,964          189       8.54
    Real estate - mortgage                                  8,466         492        7.77            9,972          640       8.58
    Lease financing                                         4,884         465       12.70            4,408          368      11.12
    Foreign                                                 4,438         198        5.97            4,129          210       6.80
--------------------------------------------------------------------------------                  ----------------------
        Total commercial                                   72,913       4,349        7.97           70,747        4,337       8.19
--------------------------------------------------------------------------------                  ----------------------
  Retail
    Real estate - mortgage                                 24,156       1,282        7.07           26,637        1,514       7.58
    Installment loans - Bankcard (c)                        2,479         251       13.53            3,946          474      16.01
    Installment loans - other and vehicle leasing          33,998       2,237        8.79           31,487        2,175       9.23
--------------------------------------------------------------------------------                  ----------------------
        Total retail                                       60,633       3,770        8.30           62,070        4,163       8.95
--------------------------------------------------------------------------------                  ----------------------
        Total loans                                       133,546       8,119        8.12          132,817        8,500       8.55
--------------------------------------------------------------------------------                  ----------------------
        Total earning assets                              195,976      11,100        7.56          192,158       11,306       7.86
                                                                   -----------------------                    ---------------------
Cash and due from banks                                     9,379                                    9,012
Other assets                                               20,884                                   18,521
------------------------------------------------------------------                              ----------
        Total assets                                $     226,239                             $    219,691
------------------------------------------------------------------                              ----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                               37,679         752        2.67           34,518          691       2.68
    Money market accounts (d)                              20,212         469        3.10           22,994          570       3.31
    Other consumer time                                    33,729       1,276        5.06           37,611        1,500       5.33
    Foreign (d)                                             5,252         180        4.59            4,163          172       5.52
    Other time                                              6,132         275        5.99            6,388          309       6.46
--------------------------------------------------------------------------------                  ----------------------
        Total interest-bearing deposits                   103,004       2,952        3.83          105,674        3,242       4.10
  Federal funds purchased and securities
    sold under repurchase agreements                       28,481         998        4.68           33,721        1,291       5.12
  Commercial paper                                          2,120          74        4.66            1,915           77       5.40
  Other short-term borrowings                               9,111         341        5.01           10,428          421       5.40
  Long-term debt                                           27,429       1,136        5.52           14,692          710       6.44
--------------------------------------------------------------------------------                  ----------------------
        Total interest-bearing liabilities                170,145       5,501        4.32          166,430        5,741       4.61
                                                                   -----------------------                    ---------------------
  Noninterest-bearing deposits                             31,479                                   30,275
  Other liabilities                                         8,563                                    7,176
  Stockholders' equity                                     16,052                                   15,810
------------------------------------------------------------------                              ----------
         Total liabilities and stockholders' equity $     226,239                             $    219,691
------------------------------------------------------------------                              ----------
Interest income and rate earned                                   $    11,100        7.56 %                $     11,306       7.86 %
Interest expense and equivalent rate paid                               5,501        3.75                         5,741       4.00
-------------------------------------------------------------------------------------------                  ----------------------
Net interest income and margin                                    $     5,599        3.81 %                $      5,565       3.86 %
-------------------------------------------------------------------------------------------                  ----------------------

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.
(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice.
(d) Amounts presented for the nine months ended September 30, 1998, have been restated to conform to amounts presented for the nine months ended September 30,1999.


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------------------------------

                                                                                              1999                      1998
                                                            ---------------------------------------  ------------------------
                                                                   THIRD       SECOND        FIRST       FOURTH        THIRD
(IN MILLIONS, EXCEPT PER SHARE DATA)                             QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $         6,987        8,143        9,968       11,192        9,491
Interest-bearing bank balances                                       647          335          699        2,916        1,872
Federal funds sold and securities purchased
  under resale agreements                                          8,561        8,373        8,988       14,529       15,090
-----------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                           16,195       16,851       19,655       28,637       26,453
-----------------------------------------------------------------------------------------------------------------------------
Trading account assets                                            13,806       12,244       10,280        9,759       12,123
Securities available for sale                                     48,695       45,659       39,417       37,434       38,052
Investment securities                                              1,760        1,871        2,006        2,025        2,121
Loans, net of unearned income                                    135,033      133,579      133,416      135,383      135,689
  Allowance for loan losses                                       (1,760)      (1,785)      (1,826)      (1,826)      (1,882)
-----------------------------------------------------------------------------------------------------------------------------
        Loans, net                                               133,273      131,794      131,590      133,557      133,807
-----------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                             5,024        5,080        5,098        5,067        5,079
Due from customers on acceptances                                    807          883          769        1,268        1,026
Other intangible assets                                            4,842        4,934        4,983        5,036        5,105
Other assets                                                      10,421       10,595        9,157       14,580       10,814
-----------------------------------------------------------------------------------------------------------------------------
        Total assets                                     $       234,823      229,911      222,955      237,363      234,580
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                    28,737       31,703       31,757       35,614       30,504
  Interest-bearing deposits                                      105,166      101,900      102,467      106,853      104,024
-----------------------------------------------------------------------------------------------------------------------------
        Total deposits                                           133,903      133,603      134,224      142,467      134,528
Short-term borrowings                                             41,834       39,262       37,377       41,438       51,807
Bank acceptances outstanding                                         807          883          769        1,281        1,037
Other liabilities                                                 10,441       10,066        9,496       12,055       11,062
Long-term debt                                                    31,910       30,350       24,858       22,949       18,776
-----------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                        218,895      214,164      206,724      220,190      217,210
-----------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                        -            -            -            -            -
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                                      3,195        3,188        3,227        3,274        3,301
Paid-in capital                                                    5,223        5,103        4,906        4,305        4,226
Retained earnings                                                  8,052        7,805        8,106        9,187        9,287
Accumulated other comprehensive income, net                         (542)        (349)          (8)         407          556
-----------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                15,928       15,747       16,231       17,173       17,370
-----------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity       $       234,823      229,911      222,955      237,363      234,580
-----------------------------------------------------------------------------------------------------------------------------
MEMORANDA
Securities available for sale - amortized cost           $        49,528       46,187       39,419       36,798       37,185
Investment securities - market value                     $         1,830        1,954        2,128        2,162        2,265
Shares outstanding (In thousands)                                958,440      956,286      968,139      982,223      990,373
-----------------------------------------------------------------------------------------------------------------------------


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------------

                                                                                                1999                     1998
                                                               --------------------------------------  -----------------------
                                                                     THIRD       SECOND        FIRST       FOURTH       THIRD
(IN MILLIONS, EXCEPT PER SHARE DATA)                               QUARTER      QUARTER      QUARTER      QUARTER     QUARTER
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                  $        2,694        2,714        2,656        2,741       2,869
Interest and dividends on securities available for sale                809          641          624          621         604
Interest and dividends on investment securities                         31           32           35           38          39
Trading account interest                                               164          137          117          186         165
Other interest income                                                  114          100          140          182         214
------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                        3,812        3,624        3,572        3,768       3,891
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                 1,006          954          992        1,074       1,097
Interest on short-term borrowings                                      490          456          467          584         698
Interest on long-term debt                                             434          369          333          312         253
------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                       1,930        1,779        1,792        1,970       2,048
------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  1,882        1,845        1,780        1,798       1,843
Provision for loan losses                                              175          180          164          167         239
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  1,707        1,665        1,616        1,631       1,604
------------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
First Union Securities
  Capital markets
    Trading account profit (loss)                                       36          103          112           93         (73)
    Securities transactions - equity investments                        41           37           52            -          17
    Investment banking and other capital markets income                324          223          319          249         208
------------------------------------------------------------------------------------------------------------------------------
        Total capital markets                                          401          363          483          342         152
  Capital management                                                   524          520          499          474         454
------------------------------------------------------------------------------------------------------------------------------
        Total First Union Securities                                   925          883          982          816         606
Residential mortgage                                                    40          118          195          172         183
Service charges on deposit accounts                                    278          277          287          290         275
Fees for other banking services                                         95           87           90           86          94
Securities transactions - portfolio                                    (79)          (1)          25           98         211
Securitization                                                          98          149           71          120          93
Sundry (a)                                                              83          193          300          160         351
------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                   1,440        1,706        1,950        1,742       1,813
------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                       1,092        1,130        1,184        1,180       1,042
Occupancy                                                              126          130          142          135         150
Equipment                                                              193          182          203          194         174
Advertising                                                             61           64           61           68          69
Communications and supplies                                            106          117          123          136         127
Professional and consulting fees                                        59           83           66           91          67
Goodwill and other intangible amortization                              95           95           96           98          99
Merger-related and restructuring charges                                 -            -          398          205          24
Sundry expense                                                         208          252          236          380         170
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                    1,940        2,053        2,509        2,487       1,922
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                           1,207        1,318        1,057          886       1,495
Income taxes (b)                                                       405          445          351           29         500
------------------------------------------------------------------------------------------------------------------------------
        Net income                                          $          802          873          706          857         995
------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                              $         0.84         0.92         0.73         0.87        1.02
Diluted earnings                                                      0.84         0.90         0.73         0.87        1.01
Cash dividends                                              $         0.47         0.47         0.47         0.42        0.42
AVERAGE SHARES (In thousands)
Basic                                                              946,802      954,548      959,833      980,006     981,659
Diluted                                                            953,964      961,793      968,626      990,890     993,208
------------------------------------------------------------------------------------------------------------------------------

(a) The second quarter of 1999 includes a gain of $109 million ($72 million after tax) on the sale of net assets associated with our factoring business. The first quarter of 1999 includes a gain of $182 million ($118 million after tax) on the sale of our investment in Electronic Payment Services, Inc.
(b) Certain corporate and interstate banking entities were reorganized, which resulted in a reduction in the effective federal income tax rate in the fourth quarter of 1998.


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                              NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                            --------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                          1999         1998
--------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                $  8,064        8,455
Interest and dividends on securities available for sale      2,074        1,683
Interest and dividends on investment securities                 98          144
Trading account interest                                       418          360
Other interest income                                          354          578
--------------------------------------------------------------------------------
        Total interest income                               11,008       11,220
--------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                         2,952        3,242
Interest on short-term borrowings                            1,413        1,789
Interest on long-term debt                                   1,136          710
--------------------------------------------------------------------------------
        Total interest expense                               5,501        5,741
--------------------------------------------------------------------------------
Net interest income                                          5,507        5,479
Provision for loan losses                                      519          524
--------------------------------------------------------------------------------
Net interest income after provision for loan losses          4,988        4,955
--------------------------------------------------------------------------------
FEE AND OTHER INCOME
First Union Securities
  Capital markets
    Trading account profits                                    251           31
    Securities transactions - equity investments               130          100
    Investment banking and other capital markets income        866          683
--------------------------------------------------------------------------------
        Total capital markets                                1,247          814
  Capital management                                         1,543        1,331
--------------------------------------------------------------------------------
        Total First Union Securities                         2,790        2,145
Residential mortgage                                           353          361
Service charges on deposit accounts                            842          821
Fees for other banking services                                272          290
Securities transactions - portfolio                            (55)         259
Securitization                                                 318          128
Sundry (a)                                                     576          689
--------------------------------------------------------------------------------
        Total fee and other income                           5,096        4,693
--------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                               3,406        3,070
Occupancy                                                      398          426
Equipment                                                      578          529
Advertising                                                    186          155
Communications and supplies                                    346          344
Professional and consulting fees                               208          220
Goodwill and other intangible amortization                     286          250
Merger-related and restructuring charges                       398        1,007
Sundry expense                                                 696          568
--------------------------------------------------------------------------------
        Total noninterest expense                            6,502        6,569
--------------------------------------------------------------------------------
Income before income taxes                                   3,582        3,079
Income taxes                                                 1,201        1,045
--------------------------------------------------------------------------------
        Net income                                        $  2,381        2,034
--------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                            $   2.49         2.11
Diluted earnings                                              2.47         2.08
Cash dividends                                            $   1.41         1.16
AVERAGE SHARES (In thousands)
Basic                                                      953,728      965,506
Diluted                                                    961,165      976,826
--------------------------------------------------------------------------------

(a) The first nine months of 1999 includes a gain of $109 million ($72 million after tax) on the sale of net assets associated with our factoring business and a gain of $182 million ($118 million after tax) on the sale of our investment in Electronic Payment Services, Inc.


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------

                                                                                                    NINE MONTHS ENDED
                                                                                                         SEPTEMBER 30,
                                                                                           ---------------------------
(IN MILLIONS)                                                                                       1999         1998
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                 $       2,381        2,034
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                               226          145
  Provision for loan losses                                                                          519          524
  Securitization gains                                                                              (318)        (128)
  Gain on sale of mortgage servicing rights                                                          (41)         (17)
  Securities available for sale transactions                                                         (75)        (355)
  Investment securities transactions                                                                   -           (4)
  Depreciation and amortization                                                                      736          783
  Trading account assets, net                                                                     (5,576)      (4,956)
  Mortgage loans held for resale                                                                   1,766         (511)
  Gain on sales of premises and equipment                                                            (11)          (9)
  Other assets, net                                                                                4,785        1,875
  Other liabilities, net                                                                          (1,614)       2,721
----------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                  2,778        2,102
----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                          16,061       12,702
  Maturities of securities available for sale                                                      3,377        3,602
  Purchases of securities available for sale                                                     (22,525)     (30,165)
  Calls and underdeliveries of investment securities                                                   -          387
  Maturities of investment securities                                                                393        1,275
  Purchases of investment securities                                                                (134)        (255)
  Origination of loans, net                                                                       (9,949)      (1,198)
  Sales of premises and equipment                                                                    245          238
  Purchases of premises and equipment                                                               (664)        (783)
  Other intangible assets, net                                                                       (92)        (147)
  Purchase of bank-owned separate account life insurance                                             (48)         (76)
  Cash equivalents acquired, net of purchases of banking organizations                                 -          366
----------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                    (13,336)     (14,054)
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of deposits, net                                                                          (8,564)      (2,800)
  Securities sold under repurchase agreements and other short-term borrowings, net                   396       17,894
  Issuances of long-term debt                                                                     14,276        6,986
  Payments of long-term debt                                                                      (5,315)      (2,820)
  Sales of common stock                                                                              406          805
  Purchases of common stock                                                                       (1,730)      (2,439)
  Cash dividends paid                                                                             (1,353)      (1,109)
----------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                          (1,884)      16,517
----------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                         (12,442)       4,565
        Cash and cash equivalents, beginning of year                                              28,637       21,888
----------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                           $      16,195       26,453
----------------------------------------------------------------------------------------------------------------------
NONCASH ITEMS
Increase in securities available for sale and a decrease in trading accounts               $       1,529            -
Increase in securities available for sale and a decrease in loans                                  8,259            -
Increase in foreclosed properties and a decrease in loans                                              7            3
Issuance of common stock for purchase accounting acquisitions                              $           -        2,540
----------------------------------------------------------------------------------------------------------------------

                                      T-31